UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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Petco Health and Wellness Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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petco

THE HEALTH + WELLNESS CO.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS AND 2021 PROXY STATEMENT

OUR MISSION

We love pets. We are a purpose-driven company dedicated to improving the lives of pets, their parents, and the partners who work for us. We are committed to being the leading, most trusted resource in pet care, providing a comprehensive portfolio of essential products and services with expert advice that addresses all aspects of pet health and wellness.

Petco Health and Wellness Company, Inc.

10850 Via Frontera

San Diego, CA 92127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 21, 2021

12:00 p.m. Pacific Time

www.virtualshareholdermeeting.com/WOOF2021

To Our Stockholders: We are pleased to invite you to attend the 2021 Annual Meeting of Stockholders of Petco Health and Wellness Company, Inc. (“Petco” or, the “Company”) on Wednesday, July 21, 2021 at 12:00 p.m., Pacific Time online via live audio webcast at www.virtualshareholdermeeting.com/WOOF2021 (the “Annual Meeting”) for the following purposes:

1.

To elect the four director nominees named in the proxy statement as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1);

2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal 2);

3.	To approve, on a non-binding, advisory basis, the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers (Proposal 3);

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022 (Proposal 4); and

5.	To transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

The Company’s board of directors has determined to hold the Annual Meeting virtually. We believe that this is the right choice for Petco as it provides expanded stockholder access regardless of the size of the Annual Meeting or resources available to stockholders, improves communications and, given the ongoing pandemic, ensures the health and safety of participants by allowing them to participate from any location at no additional cost.

Stockholders of record as of the close of business on May 24, 2021 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof. Holders of Class A common stock are entitled to vote on all matters listed above. Holders of Class B-1 common stock are entitled to vote on all matters listed above except for Proposal 1, the election of the four director nominees named in the proxy statement as Class I directors of the Company. Holders of Class B-2 common stock are entitled to vote only on Proposal 1, the election of the four director nominees named in the proxy statement as Class I directors of the Company.

As permitted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials online under the SEC’s “notice and access” rules. As a result, unless you previously requested electronic or paper delivery on an ongoing basis, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy statement, our 2020 Annual Report and a form of proxy card or voting instruction card (together, the “proxy materials”). This distribution process is more resource- and cost-efficient. The Notice contains instructions on how to access the proxy materials online. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials. If you elect to receive a paper copy, our proxy materials will be mailed to you. The Notice is first being mailed, and the proxy materials are first being made available, to our stockholders on or about May 26, 2021.

All stockholders are cordially invited to attend our Annual Meeting, conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/WOOF2021. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/WOOF2021. You will also be able to vote your shares electronically at the Annual Meeting.

To attend the Annual Meeting, vote, submit questions or view the list of registered stockholders during the Annual Meeting, stockholders of record will be required to visit the meeting website listed above and log in using their 16-digit control number included on their proxy card or Notice. Beneficial owners should review the proxy materials and their voting instruction form or Notice for how to vote in advance of, and how to participate in, the Annual Meeting. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 11:30 a.m. Pacific Time on Wednesday, July 21, 2021. On the day of the Annual Meeting, if you experience technical difficulties either during the check-in process or during the Annual Meeting, please call 844-976-0738 (US) or 303-562-9301 (international) for assistance.

Your vote is important. Regardless of whether or not you participate in the Annual Meeting, we hope you vote as soon as possible. You may vote online or by phone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting online or by phone, written proxy or voting instruction card ensures your representation at the Annual Meeting regardless of whether you attend online.

By Order of the Board of Directors,

Ilene Eskenazi

Chief Legal Officer and Corporate Secretary

San Diego, California

May 26, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 21, 2021

The Notice, proxy statement and the Company’s 2020 Annual Report are available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our Annual Report to Stockholders for the fiscal year ended January 30, 2021 carefully before voting.

Meeting Information

Date:	Wednesday, July 21, 2021
Time:	12:00 p.m. Pacific Time
Virtual Meeting:	www.virtualshareholdermeeting.com/WOOF2021
Record Date:	May 24, 2021

How to Vote

Your vote is important. You may vote your shares in advance of the Annual Meeting of Stockholders via the Internet, by telephone or by mail, or during the meeting by attending and voting electronically. Please refer to the section “If I am a stockholder of record of the Company’s shares, how do I vote?” on page 49 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote electronically during the Annual Meeting of Stockholders, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL
To vote before the meeting, visit www.proxyvote.com. To vote at the meeting, visit www.virtualshareholdermeeting.com/WOOF2021. You will need the control number printed on your notice, proxy card or voting instruction form.	If you received a paper copy of the proxy materials, dial toll-free (1-800-690-6903) or the telephone number on your voting instruction form. You will need the control number printed on your notice, proxy card or voting instruction form.	If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.

We first began sending our stockholders a Notice Regarding the Internet Availability of Proxy Materials, and made our proxy materials available, on or about May 26, 2021.

Proposals
PROPOSAL #1

To elect the four director nominees named in the proxy statement as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1).

✓  Our Board unanimously recommends that you vote “FOR ALL” of the director nominees.

Directors

PROPOSAL #2

To approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal 2).

✓  Our Board unanimously recommends that you vote “FOR” approval, on a non-binding, advisory basis, of the 2020 compensation of our named executive officers.

Say-On-Pay

PROPOSAL #3

To approve, on a non-binding, advisory basis, the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers (Proposal 3).

✓  Our Board unanimously recommends that you vote for a frequency of “1 YEAR” for future non-binding, advisory votes to approve the compensation of our named executive officers.

Say-On-Frequency

PROPOSAL #4

To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022 (Proposal 4).

✓  Our Board unanimously recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2021.

Auditor

Board Qualifications and Diversity

Strategic Planning/Strategy Development						11

Retail Experience					10

Senior Executive Leadership				9

Accounting/Financial Reporting			7

Public Company Experience				9

Human Capital Management		5

Diversity (Gender)	4

Diversity (Race/Ethnicity)	4

Fiscal 2020 Financial Performance Highlights

REVENUE	NET CASH FROM OPERATING ACTIVITIES
$4.9B +11% YoY	$268.6M +$158.3M YoY

PET CARE CENTERS	FREE CASH FLOW*
1,454 at Fiscal Year End	$109M +$156M YoY

*

Free Cash Flow is a non-GAAP financial measure that is calculated as net cash generated by operations less cash paid for fixed assets. Management believes that Free Cash Flow, which measures the ability to generate additional cash from business operations, is an important financial measure for use in evaluating the company’s financial performance. For fiscal 2020, Free Cash Flow reflected $268.6M in net cash from operating activities less $159.6M in cash paid for fixed assets.

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact, including statements regarding our environmental and other sustainability plans and goals. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including the risk factors that we identify in our Securities and Exchange Commission filings, and actual results may differ materially from the results discussed in such forward-looking statements. We undertake no duty to update publicly any forward-looking statement that we may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Our commitment to improving the lives of pets, pet parents and our own Petco partners is making a tangible impact, a key ingredient in what we call our purpose-driven performance. At Petco, we are dedicated to investing in and meeting the pet welfare needs of every community where our pet care centers are located. Relatedly, we believe that environmental sustainability is fundamental to providing for the future health & wellness of pets, pet parents and our own Petco partners.

Sustainability Overview

We are committed to being a positive contributor to the planet we share, now and in the future. Over the last year, we’ve closely examined social responsibility and sustainability efforts across our business – from animal care, product development and sourcing, to packaging, labeling, delivery and beyond. To help us prioritize key areas of focus and drive our sustainability approach, in 2020 we conducted a materiality identification process and analysis. We engaged a third party to support a rigorous materiality assessment, engaging key stakeholders’ input on environmental, social and governance (“ESG”) topics material to Petco’s business. These included external stakeholders, such as suppliers, industry trade groups, non-governmental organizations and animal welfare experts, internal stakeholders across the business and a consumer survey that generated more than 900 responses.

Based on this review, we’ve developed our sustainability platform: a strategic plan to set the standard in responsible animal care, helping people thrive and preserving the health of our planet. We are proud of the progress we’ve made across our business thus far, which includes:

•	Committing to increasing our assortment of sustainable products to 50% by the end of 2025, which is an industry first;

•	By fulfilling online orders in our pet care centers, using 92% less plastic and 23% less cardboard in packaging compared to online-only retailers, which we estimate eliminated 3.6 million pounds of carboard waste and 30,000 pounds of plastic waste in 2020;

•	Eliminating more than 3 million single-use plastic bags within our owned brand supply chain; and

•	Launching Started as a Bottle, our first sustainably focused product collection, which has upcycled approximately 1.5 million plastic bottles into pet toys and accessories.

As we continue to formalize our ESG program and execute our ESG strategy, we will strive to continue to lead the industry in making a difference for the world and all those in it, and we look forward to sharing future updates on our progress and execution against our goals.

Sustainability Governance

We are both propelled by, and held accountable for, our sustainability efforts by our board of directors (our “board” or, our “board of directors”) as well as our Chairman and CEO, who believe in the importance of sustainability for the long-term success of our business. Our board oversees ESG issues through its nominating and corporate governance committee, which reviews and provides guidance on our sustainability efforts, progress, initiatives and priorities.

In June 2020, we appointed a Head of Sustainability to drive and accelerate our work in this area. She has been leading our efforts to identify priority areas, drive short- and long-term goals in partnership with our leadership, investor relations and legal teams, formalize a sustainability platform and strategy, align resources against our priorities and implement internal collaboration and oversight structures.

Our leaders view sustainability not as a separate stream of activity to our main business, but as integrated into our identity and operations. To support that integration, we have two groups of key internal stakeholders to help provide insight from across the business, support strategic alignment, champion initiatives and help to embed them:

•	Our Sustainability Executive Steering Committee includes 5 executive-level sustainability champions, including our CEO, and oversees all key operations within our business – products, services, pet care centers, online and supply chain. In addition to helping develop our strategy, their involvement supports the integration of sustainability considerations and initiatives throughout the business.

•	Our Sustainability Task Force is comprised of 18 key representatives and subject matter experts from core business areas at Petco. They drive the implementation of our initiatives within their departments and cross-functionally. They meet at least bi-monthly, and more often if needed, to discuss ideas for improvement and innovation.

Petco Love

Petco Love (formerly the Petco Foundation), an independent non-profit organization, is continuing its more than twenty-year history of investing in animal welfare organizations across the country to save pet lives, and help pets in need. With more than $300 million invested to date, Petco Love’s work aims to inspire and empower communities to make a difference through pet adoption and medical care programs, spay and neuter services, pet cancer research, service and therapy animals and numerous other lifesaving initiatives. Through its partnership with our pet care centers and more than 4,000 animal welfare organizations across the country, Petco Love has helped more than 6.5 million pets find new loving families since its inception. Recently, Petco Love Lost was launched, a national lost and found database for pets that uses innovative pet facial recognition technology to reunite lost pets with their families.

Human Capital

Our Partners

We believe our Petco partners are key to the delivery of our transformation and our continued progress. We have built an open culture where great people have the opportunity to flourish. We empower our partners to deliver on our mission of improving lives to guide our customer offerings, serve our customers and grow as an organization. We encourage candid feedback, dissenting opinions, innovative thinking and, importantly, people who have a real passion for pets.

We strive to make Petco a diverse and inclusive workplace and to provide opportunities for our partners to grow and develop in their careers. We offer competitive compensation and benefits programs, as well as a range of health and wellness offerings. In addition to base cash compensation, we offer our partners a mix of annual bonuses, restricted stock units, stock options, various incentive plans, an Employee Stock Purchase Plan, a 401(k) Plan with company match, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, and a range of employee assistance programs. Partners experienced no increase in either their 2020 or 2021 healthcare benefit premiums. In addition, we offer a range of webinars, trainings, and subscriptions to support our partners’ total wellbeing, and a partner resource group platform to enable partners to build connections among themselves and their communities .

Health and Safety

The health, safety, and overall well-being of our partners is one of our top priorities. Since the onset of the COVID-19 pandemic, we have been focused on protecting and supporting our partners, as well as the people and pets in our pet care centers and the communities we serve. We have taken proactive, precautionary steps to ensure we continue to meet or exceed local, state and federal regulations as well as recommended health and safety guidelines from the Centers for Disease Control. This includes social distancing, rigorous cleaning and sanitizing protocols, requiring facial coverings for both our partners and guests shopping in our pet care centers, health screening and temperature checks before shifts and providing ample sanitizer, masks, gloves, acrylic barriers and more across all Petco locations.

To provide ongoing support to our Petco partners as they faced the effects of COVID-19, and in future times of need, we launched the Petco Partner Assistance Fund. By the end of 2020, the fund had awarded over $1.3 million in direct assistance to over 1,300 partners impacted by the pandemic, recent fires, and hurricanes. We have also provided additional days of paid time off to all partners to support those directly affected by COVID-19 for various reasons, such as partner infections, self-quarantines, living with or caring for someone at high risk or related dependent care challenges, and wellness days. When vaccines became available, we announced that all partners who provide confirmation of vaccination will receive a one-time $75 payment, and that we would make a corresponding $25 donation to the Petco Partner Assistance Fund. We also support scheduling flexibility for vaccination appointments.

Diversity and Inclusion

We strive to make Petco a place where everyone feels heard and valued, and where each associate has an opportunity to succeed regardless of their background. In 2020, as our country confronted long-simmering issues of racism and racial inequity, we unequivocally condemned racism and inequality in all forms and expressed a commitment to improve racial equity, diversity, inclusion and belonging in our workplace and communities. Through enhanced diversity tracking, training, empowering our partner resource groups and expanding our vendor diversity footprint, diversity, inclusion and belonging will remain key priorities for Petco in 2021 and beyond.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our well-balanced board of directors is uniquely positioned to effectively guide our strategy and oversee our operations in the rapidly-changing retail industry. We believe that an effective board should be made up of individuals who collectively provide an appropriate balance of diverse occupational and personal backgrounds and perspectives and who have a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s strategy and operations. As such, our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, to exercise sound judgment in fulfilling their oversight responsibilities, to embrace Petco’s values and culture and to possess the highest levels of integrity.

The evaluation and selection of director nominees is a key aspect of our nominating and corporate governance committee’s regular evaluation of the composition of, and criteria for membership on, our board. Our board and the nominating and corporate governance committee also actively seek to achieve a diversity of occupational and personal backgrounds on our board. As part of the search process for each new director, the nominating and corporate governance committee actively seeks out women and minority candidates to include in the pool from which board nominees are chosen.

Status as a Controlled Company

We are currently indirectly controlled by certain funds (the “CVC Funds”) that are advised and/or managed by CVC Capital Partners (“CVC”) and CPP Investments, a Canadian company (together with its affiliates, “CPP Investments” and, together with the CVC Funds, our “Sponsors”). Our Sponsors primarily exercise their control through Scooby Aggregator, LP (our “Principal Stockholder”), who holds shares of our Class A and Class B-1 common stock. Holders of Class A common stock are entitled to vote on all Proposals that are being submitted to the stockholder vote at the Annual Meeting. Holders of Class B-1 common stock are similarly entitled to vote on all matters that are being submitted to the stockholder vote at the Annual Meeting, except for Proposal 1, the election of the four director nominees named in this proxy statement as Class I directors of the Company. Holders of Class B-2 common stock are entitled to vote only on Proposal 1, the election of the four director nominees named in this proxy statement as Class I directors of the Company. Our Class A common stock is currently listed on The Nasdaq Stock Market LLC (“Nasdaq”). There is no public trading market for our Class B-1 common stock or our Class B-2 common stock. We divided the voting rights between Class B-1 common stock and Class B-2 common stock in order to maintain CPP Investments’ compliance with certain regulations under the Canada Pension Plan Investment Board Act, which restrict CPP Investments from investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of such corporation. Each share of our Class B-1 common stock is convertible into one share of Class A common stock at the option of the holder. As a condition to such conversion, the holder of the shares of Class B-1 common stock to be converted must direct a holder of Class B-2 common stock to transfer an equal number of shares to our Company. For additional details, see “Beneficial Ownership of Securities” below.

Because our Sponsors control approximately 79.1% of the voting power with respect to director elections, we are a “controlled company” under the

Nasdaq rules. A controlled company is not required to have a majority of independent directors or form an independent compensation or nominating and corporate governance committee. As a controlled company, we remain subject to rules that require us to have an audit committee composed entirely of independent directors, subject to the “phase-in” rules applicable to newly public companies. Under the “phase in” rules, we must have a fully independent audit committee of at least three members within one year of the effectiveness of the registration statement on Form S-1 (File No. 333-251107) that was filed in connection with our initial public offering (as amended, the “Form S-1”). If at any time we cease to be a controlled company, we will take all action necessary to comply with SEC rules and regulations and the Nasdaq rules, including appointing a majority of independent directors to our board and ensuring that we have a compensation committee and a nominating and corporate governance committee each composed entirely of independent directors, subject to the permitted “phase-in” periods.

Composition of the Board of Directors

Our business and affairs are managed under the oversight of our board of directors. Our board consists of 11 directors, including four independent directors, and is divided into three classes of directors, each serving staggered three-year terms of office. Our board has the exclusive power to fix the number of directors in each class. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

In addition, in connection with our initial public offering, we entered into a stockholder’s agreement with our Principal Stockholder, which provides our Principal Stockholder with the right to designate a certain number of nominees for election to our board and with certain committee nomination and observer rights. Specifically, so long as our Principal Stockholder (including its permitted transferees under the stockholder’s agreement) has sold, in the aggregate, (i) 50% or less of the total outstanding shares of Class A common stock and Class B-1 common stock beneficially owned (directly or indirectly) by it upon the completion of our initial public offering, it is entitled to nominate six directors, (ii) more than 50% but less than or equal to 75% of such shares, it is entitled to nominate four directors, (iii) more than 75% but less than or equal to 90% of such shares, it is entitled to nominate two directors and (iv) more than 90% of such shares, it is not entitled to nominate any directors. If, with our Principal Stockholder’s prior written consent, the size of our board is decreased, our Principal Stockholder is entitled to designate the same number of persons for nomination and election to our board as set forth above. If, with our Principal Stockholder’s prior written consent, the size of our board is increased beyond 11 directors, our Principal Stockholder is entitled to designate a proportional number of persons for nomination and election to our board (rounded up to the nearest whole, even number). In addition, subject to any requirements, including independence requirements for committee members imposed by applicable law or by the applicable rules of any national securities exchange on which our Class A common stock may be listed or traded, our Principal Stockholder has the right to have two of its nominees appointed to serve on each committee of our board of directors for so long as our Principal Stockholder has the right to designate at least two directors for nomination and election to our board.

Pursuant to the stockholder’s agreement, our Principal Stockholder has nominated Christopher J. Stadler, Cameron Breitner and Nishad Chande as designees of CVC, and Jennifer Pereira, Maximilian Biagosch and Mary Sullivan as designees of CPP Investments, for election to our board of directors.

Our Principal Stockholder is also entitled to designate at least four non-voting observers to attend all meetings of our board and its committees as long as our Principal Stockholder has director nomination rights under the stockholder’s agreement. For additional details, please see “—Related Person Transactions—Stockholder’s Agreement” below.

The following table sets forth information with respect to our directors as of the record date:

Name	Age	Class	Director Since	Current Term Expires	Position at the Company	Committee Membership
						AC	CC	NCGC

Ronald Coughlin, Jr.	54	I	2018	2021	Chairman and Chief Executive Officer (“CEO”)

Maximilian Biagosch	48	I	2018	2021	Director	M	M

Cameron Breitner	46	I	2016	2021	Director		C	M

Sabrina Simmons	58	I	2021	2021	Director	C*

Christy Lake	47	II	2018	2022	Director		M

R. Michael (Mike) Mohan	53	II	2021	2022	Director	M

Jennifer Pereira	38	II	2016	2022	Director

Christopher J. Stadler	56	II	2016	2022	Director

Gary Briggs	58	III	2018	2023	Director			C

Nishad Chande	46	III	2016	2023	Director

Mary Sullivan	57	III	2021	2023	Director			M
AC: Audit Committee CC: Compensation Committee NCGC: Nominating and Corporate Governance Committee						M – Member C – Chairperson
* Audit Committee Financial Expert

Nominees for Election to a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders

Ronald Coughlin, Jr. Chairman and CEO
Board Member Since: 2018 Age: 54 Board Committees: None	Ron has served as our Chief Executive Officer since June 2018. He was also appointed to serve as the Chairman of our board of directors in January 2021 in connection with our initial public offering. Prior to that time, he served as a member of our board since June 2018. Prior to joining us, Mr. Coughlin served from 2014 to 2018 as President of the Personal Systems segment of HP Inc. (then-Hewlett-Packard Company), a $33 billion global business that offers consumer and commercial products and services. Previously, he served as Senior Vice President of Consumer PCs, Senior Vice President of LaserJet Hardware and Commercial Document Services and Solutions, and Senior Vice President of Sales, Strategy, and Marketing at HP Inc. Prior to joining HP Inc. in 2007, Mr. Coughlin spent 13 years at PepsiCo in a range of senior executive roles, including Chief Marketing Officer of PepsiCo International Beverages. Mr. Coughlin earned a bachelor’s degree in international marketing from Lehigh University and a master’s degree in business administration from the Kellogg School of Management at Northwestern University. His in-depth knowledge of the issues, challenges, and opportunities facing us and his and extensive operational, executive and technology experience qualifies him to serve on our board of directors.

Maximilian Biagosch
Board Member Since: 2018 Age: 48 Board Committees:	Maximilian has served as a member of our board of directors since 2018. He is a Managing Director at CPP Investments, one of our Sponsors, which he joined in 2015. Between 2007 and 2015, Mr. Biagosch worked at Permira Advisers LLP, an international investment firm, where he was the head of Permira’s Capital Markets Group. Prior to Permira Advisers LLP, Mr. Biagosch worked in investment banking at Deutsche Bank and at BNP Paribas. Mr. Biagosch received a Master of Laws (LLM) from Ludwig-Maximilians-Universität Munich. His experience across multiple industries and with portfolio company operational performance improvement qualifies him to serve on our board of directors.

Audit
Compensation

Cameron Breitner
Board Member Since: 2016 Age: 46 Board Committees:	Cameron has served as a member of our board of directors since 2016. He is a Managing Partner at CVC, the private equity and investment advisory firm that advises and manages CVC Funds, one of our Sponsors, which he joined in 2007. He is the head of CVC’s San Francisco office and shares responsibility for overseeing CVC’s U.S. Private Equity activities. Prior to joining CVC, Mr. Breitner was a Managing Director at Centre Partners, a private equity firm, where he worked from 1998 to 2007. Prior to Centre Partners, he worked in mergers and acquisitions at Bowles Hollowell Conner & Co. Mr. Breitner also serves on the board of directors of Advantage Solutions Inc., a leading business solutions provider to consumer goods manufacturers and retailers. Mr. Breitner has previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc. and many other public and private companies. Mr. Breitner received a bachelor’s degree in psychology from Duke University. His retail industry experience qualifies him to serve on our board of directors.

Compensation Chairperson

Nominating and Corporate Governance

Sabrina Simmons
Board Member Since: 2021 Age: 58 Board Committees:	Sabrina has served as a member of our board of directors since 2021. She served as Executive Vice President and Chief Financial Officer of Gap, Inc., a worldwide clothing and accessories retailer, from January 2008 to February 2017. Previously, Ms. Simmons also served in the following positions at Gap, Inc.: Executive Vice President, Corporate Finance from September 2007 to January 2008; Senior Vice President, Corporate Finance and Treasurer from March 2003 to September 2007; and Vice President and Treasurer from September 2001 to March 2003. Prior to that, Ms. Simmons served as Chief Financial Officer and an executive member of the board of directors of Sygen International plc, a British genetics company, and was Assistant Treasurer at Levi Strauss & Co., a clothing company. Ms. Simmons also serves on the board of directors of Columbia Sportswear Company, as well as the board of directors and audit committee of each of Coursera, Inc., Williams-Sonoma, Inc., and e.l.f. Beauty, Inc. On March 26, 2021, Ms. Simmons notified e.l.f. Beauty, Inc. that she will resign from its board of directors effective as of May 31, 2021. She holds a bachelor’s degree in business administration from the University of California, Berkeley and a master’s degree in business administration from the Anderson School at the University of California, Los Angeles. Her public company, global retail and financial experience qualifies her to serve on our board of directors.

Audit Chairperson

Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders

Christy Lake
Board Member Since: 2018 Age: 47 Board Committees:	Christy has served as a member of our board of directors since 2018. Since April 2020, she has served as the Chief People Officer at Twilio, a cloud communications platform. Previously, between 2018 and 2020, Ms. Lake served as Senior Vice President and Chief People Officer at Box, Inc., an internet company. Prior to Box, Ms. Lake worked at Medallia, serving as VP of People and Culture from 2016 to 2018 and VP of HRBP & HR Operations in 2016. Ms. Lake also served as Global Head of HR for HP Inc.’s Personal Systems division from 2015 to 2016 and has held additional HR positions at HP Inc. and The Home Depot, among other companies. Ms. Lake holds a bachelor’s degree in political science from the University of Connecticut. Her experience in leadership across various industries qualifies her to serve on our board of directors.

Compensation

R. Michael (Mike) Mohan
Board Member Since: 2021 Age: 53 Board Committees:	Michael has served as a member of our board of directors since 2021. Since June 2019, Mr. Mohan has served as the President and Chief Operating Officer of Best Buy Co., Inc. (“Best Buy”), a multinational consumer electronics retailer. On April 29, 2021, Best Buy announced that Mr. Mohan will be stepping down from these roles, effective July 1, 2021. Prior to his current role, he served in the following roles at Best Buy: Chief Operating Officer, U.S., from September 2018 until June 2019; Senior Executive Vice President and Chief Merchandising and Marketing Officer from 2017 until September 2018; Chief Merchandising Officer from 2014 to 2017; President, Home, from 2013 to 2014; Senior Vice President, General Manager-Home Business Group, from 2011 to 2013; Senior Vice President, Home Theatre, from 2008 to 2011; and Vice President, Home Entertainment, from 2006 to 2008. Prior to joining Best Buy in 2004 as Vice President, Digital Imaging, Mr. Mohan was Vice President and General Merchandising Manager for Good Guys, an audio/video specialty retailer in the western U.S. Mr. Mohan also previously worked at Future Shop in Canada from 1988 to 1997, prior to Best Buy’s acquisition of the company, where he served in various merchandising roles. Mr. Mohan also serves on the board of directors of Bloomin’ Brands, Inc., a hospitality industry company that owns several American casual dining restaurant chains, and as a national trustee for the Boys & Girls Clubs of America. His extensive retail industry and management experience, coupled with his digital marketing acumen, qualifies him to serve on our board of directors.

Audit

Jennifer Pereira
Board Member Since: 2016 Age: 38 Board Committees: None	Jennifer has served as a member of our board of directors since 2016. She is a Senior Principal at CPP Investments, one of our Sponsors, which she joined in 2011 and where she currently leads consumer and retail private equity efforts in North America. Prior to joining CPP Investments, Ms. Pereira worked at the Boston Consulting Group from 2006 to 2009. Ms. Pereira also serves on the board of directors of Ultimate Kronos Group and as an observer on the board of directors of Merlin Entertainments Ltd. She holds a bachelor’s degree in engineering from the University of Toronto and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. Her experience in private equity investing and the consumer and retail industries qualifies her to serve on our board of directors.

Christopher J. Stadler
Board Member Since: 2016 Age: 56 Board Committees: None	Christopher has served as a member of our board of directors since 2016. He is a Managing Partner at CVC, the private equity and investment advisory firm that advises and manages CVC Funds, one of our Sponsors, which he joined in 2007. Mr. Stadler is on the board of the CVC Capital Partners advisory business and is the Co-Chairman of the Europe/North America Private Equity board. Prior to joining CVC, he worked for Investcorp as Head of Private Equity, North America after joining as Managing Director in 1996. Mr. Stadler previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc. He holds a bachelor’s degree in economics from Drew University and a master’s degree in business administration from Columbia University. His experience across multiple industries qualifies him to serve on our board of directors.

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Gary Briggs
Board Member Since: 2018 Age: 58 Board Committees:	Gary has served as a member of our board of directors since 2018. Since 2019, he has served as the Chairman at Hawkfish, a data and technology firm. He also serves on the board of directors of Etsy and Afterpay. Previously, between 2013 and 2018, Mr. Briggs served as the Chief Marketing Officer of Facebook, Inc. Prior to joining Facebook, he served in various leadership roles at Google Inc. Before then, he held a number of marketing and general management leadership roles at eBay Inc., PayPal, Inc., PepsiCo, Inc., and IBM Corp. Earlier in his career, he was a management consultant with McKinsey and Company. He holds a bachelor’s degree from Brown University and a master’s degree from the Kellogg School of Management at Northwestern University. His extensive experience in marketing and brand management qualifies him to serve on our board of directors.

Nominating and Corporate Governance Chairperson

Nishad Chande
Board Member Since: 2016 Age: 46 Board Committees: None	Nishad has served as a member of our board of directors since 2016. He is a Senior Managing Director, U.S. Head of Consumer and Co-Head of Business Services at CVC, the private equity and investment advisory firm that advises and manages CVC Funds, one of our Sponsors, which he joined in 2016. Prior to joining CVC, he worked at Centre Partners, a private equity firm, from 2005 to 2016, Bain & Company from 2003 to 2005, Raymond James Capital from 1999 to 2001, and Schroders from 1997 to 1999. Mr. Chande previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc. Mr. Chande holds a bachelor’s degree in economics and mathematics from Dartmouth College and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. His experience across multiple industries qualifies him to serve on our board of directors.

Mary Sullivan
Board Member Since: 2021 Age: 57 Board Committees:	Mary has served as a member of our board of directors since 2021. She is Senior Managing Director & Chief Talent Officer at CPP Investments, one of our Sponsors, which she joined in 2015 and where she currently is responsible for talent acquisition, organizational development, international mobility, compensation and benefits, facilities and office services, and inclusion and diversity. Prior to joining CPP Investments, Ms. Sullivan was Senior Vice President, People at Holt, Renfrew & Co., a Canadian luxury department store chain, from 2014 to 2015, where she was responsible for the Human Resources function. From 2007 to 2014, she worked at Four Seasons Hotels and Resorts, ending her career at the firm in the role of Senior Vice President, Corporate Human Resources. She also spent seven years as a leader of the Human Resources function at IMAX Corporation, ending as Senior Vice President of Human Resources. Ms. Sullivan holds a bachelor’s degree in administrative and commercial studies from the University of Western Ontario and a master’s degree in business administration from the Rotman School of Management at the University of Toronto. Her experience in leadership roles across the retail and hospitality industries qualifies her to serve on our board of directors.

Nominating and Corporate Governance

Director Independence

Our nominating and corporate governance committee and our board have conducted their annual review of the independence of each director nominee under the applicable Nasdaq and SEC independence standards. Based upon the nominating and corporate governance committee’s recommendation and our board’s own review and assessment, our board has affirmatively determined in its business judgment that each of Gary Briggs, Christy Lake, R. Michael Mohan and Sabrina Simmons is “independent” as defined under the Nasdaq rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

Our board regularly reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. Our board does not have a policy on whether the role of Chairman and CEO should be separate or combined. Our board believes that our existing board leadership structure with Mr. Coughlin acting as CEO and Chairman of the board provides the most effective governance framework and allows Petco to benefit from his in-depth knowledge of our business, talent, leadership in formulating and implementing the strategic transformation of the business, and comprehensive understanding of the current market environment. Having Mr. Coughlin serve as both Chairman and CEO provides Petco with both the most decisive and effective leadership for the Company and effective and efficient leadership of our board. Further, having a combined Chairman and CEO role enables the Company to speak with a unified voice to our stakeholders, and is optimal for the Company because it provides us with consistent leadership.

Executive Sessions

In order to promote open discussion among independent directors, our board holds executive sessions of independent directors at least two times per year and at such other times as may be requested by any independent director. These executive sessions are chaired by a director selected by the independent directors during such sessions.

Director Nominations

The nominating and corporate governance committee periodically reviews and recommends to our board the skills, experience, characteristics and other criteria for identifying and evaluating directors. Our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, and to exercise sound judgment in fulfilling their oversight responsibilities. Directors should embrace the Company’s values and culture and should possess the highest levels of integrity.

The nominating and corporate governance committee evaluates the composition of our board annually to assess whether the skills, experience, characteristics and other criteria established by our board are currently represented on our board as a whole, and in individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs. As part of the search process for each new director, the nominating and corporate governance committee actively seeks out women and minority candidates to include in the pool from which board nominees are chosen. The nominating and corporate governance committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by our board and recommends the Company’s candidates to our board for election by the Company’s stockholders at the applicable annual meeting. We also assess qualifications and characteristics of our directors, including racial and ethnic diversity, as part of our board’s annual self-evaluation process.

Procedures for Recommending Individuals to Serve as Directors

The nominating and corporate governance committee also considers director candidates recommended by our stockholders. Any stockholder who wishes to propose director nominees for consideration by our nominating and corporate governance committee, but does not wish to present such proposal at an annual meeting of stockholders, may do so at any time by directing a description of each nominee’s name and qualifications for board membership to the chair of the nominating and corporate governance committee by sending an email to Directors@Petco.com or in writing, c/o our Corporate Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127. The recommendation should contain all of the information regarding the nominee required under the “advance notice” provisions of our second amended and restated bylaws (“bylaws”) (which can be provided free of charge upon request by writing to the Corporate Secretary at the email or physical address listed above). The nominating and corporate governance committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other director nominees.

Board Qualifications and Diversity

The following chart shows how these skills, experience, characteristics and other criteria, including diversity of viewpoints, are currently represented on our board. This chart is not intended to be an exhaustive list for each director, but instead intentionally focuses on the primary skillsets each director contributes. We believe the combination of the skills and qualifications shown below demonstrates how our board is well-positioned to provide effective oversight and strategic advice to our management.

	Strategic Planning/ Strategy Development	Retail Experience	Senior Executive Leadership	Accounting/ Financial Reporting	Public Company Experience	Human Capital Management	Diversity (Gender)	Diversity (Race/ Ethnicity)

Ronald Coughlin, Jr.

Maximilian Biagosch

Cameron Breitner

Sabrina Simmons

Christy Lake

R. Michael (Mike) Mohan

Jennifer Pereira

Christopher J. Stadler

Gary Briggs

Nishad Chande

Mary Sullivan

Committees of our Board of Directors

Our board has established an audit committee, a compensation committee and a nominating and corporate governance committee. These committees are each described below. Each of our board’s committees acts under a written charter, which was adopted and approved by our board of directors. Copies of the committees’ charters are available on our website at ir.petco.com/corporate-governance/documents-and-charters.

Committee Membership; Meetings and Attendance

We completed our initial public offering on January 19, 2021. As a result, our board and its committees did not hold any meetings between January 19, 2021 and January 30, 2021, the last day of our fiscal 2020. However, prior to the completion of our initial public offering, during our last completed fiscal year:

•	our board of directors held five meetings;

•	seven meetings of the audit committee were held; and

•	twelve meetings of the compensation committee were held.

We did not have a nominating and corporate governance committee prior to our initial public offering. Each of our incumbent directors attended or participated in at least 75% of the meetings of our board of directors and the respective committees of which he or she was a member held during the period such director served as a director during fiscal 2020.

Directors are expected to attend the annual meeting of stockholders absent unusual circumstances. The Company did not hold an annual meeting of stockholders in fiscal 2020 since none of our stock was publicly traded prior to January 2019, but, rather, directors were re-elected by written consent in accordance with Delaware law.

Audit Committee

Sabrina Simmons, Maximilian Biagosch and R. Michael (Mike) Mohan are members of the audit committee. Ms. Simmons serves as the chair of the audit committee. We are relying on the phase-in rules of the SEC and Nasdaq with respect to the independence of our audit committee. These rules permit us to have an audit committee where all members are independent within one year of the effectiveness of the Form S-1. Each of R. Michael (Mike) Mohan and Sabrina Simmons qualify as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to audit committee members. Sabrina Simmons also qualifies as an “audit committee financial expert” as defined by the SEC rules. Our board of directors has considered Ms. Simmons’ temporary service on the audit committees of three other public companies until her resignation from e.l.f. Beauty, Inc. on May 31, 2021, and has determined that such simultaneous service does not impair her ability to effectively serve as a member of our audit committee. Under its charter, our audit committee, among other things, has responsibility for:

•	assisting our board of directors in its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent accountant’s qualifications and independence and our accounting and financial reporting processes of and the audits of our financial statements;

•	preparing the report required by the SEC for inclusion in our annual proxy or information statement;

•	approving audit and non-audit services to be performed by the independent accountants; and

•	performing such other functions as our board of directors may from time to time assign to the committee.

Compensation Committee

Christy Lake, Maximilian Biagosch, and Cameron Breitner are members of the compensation committee. Cameron Breitner serves as the chair of the compensation committee. Ms. Lake qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to compensation committee members. As a controlled company, we rely on the exemption from the Nasdaq requirement that we have a compensation committee composed entirely of independent directors. Under its charter, our compensation committee, among other things, has responsibility for:

•	reviewing and approving the compensation and benefits of our Chief Executive Officer and other executive officers, or recommending such compensation for approval by our board of directors, as applicable;

•	recommending the amount and form of non-employee director compensation;

•	appointing and overseeing the work performed by any compensation consultant;

•	overseeing our strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture and talent development and retention; and

•	performing such other functions as our board of directors may from time to time assign to the committee.

Nominating and Corporate Governance Committee

Mary Sullivan, Cameron Breitner, and Gary Briggs are members of the nominating and corporate governance committee. Gary Briggs serves as the chair of the nominating and corporate governance committee. Mr. Briggs qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to nominating and corporate governance committees. As a controlled company, we rely on the exemption from the Nasdaq requirement that we have a nominating and corporate governance committee composed entirely of independent directors. Under its charter, our nominating and corporate governance committee, among other things, has responsibility for:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	engaging in succession planning for our board of directors;

•	recommending to our board of directors our director candidates for election at the annual meeting of stockholders;

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles;

•	overseeing and, where appropriate, making recommendations to our board of directors regarding sustainability matters relevant to our business;

•	performing a leadership role in shaping our corporate governance; and

•	performing such other functions as our board of directors may from time to time assign to the committee.

Risk Oversight

Our board believes that effective risk management and control processes are critical to Petco’s safety and soundness, our ability to predict and manage the challenges that Petco and the pet category face and, ultimately, Petco’s long-term corporate success.

Management is responsible for the day-to-day oversight and management of strategic, operational, legal, compliance, cybersecurity and financial risks, while our board, as a whole and through its committees, is responsible for the oversight of our risk management framework. Consistent with this approach, management reviews both the framework and certain specific risks with our board and audit committee at regular board and audit committee meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents steps taken by management to eliminate or mitigate such risks. While our board is ultimately responsible for the risk oversight of our Company, our audit committee has primary responsibility for management and mitigation of the risks facing our Company, including major financial, cybersecurity and control risks, and oversight of the measures initiated by management to monitor and control such risks.

Our audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our compensation committee has responsibility to review the risks arising from our compensation policies and practices applicable to all employees and evaluate policies and practices that could mitigate any such risk. Our nominating and corporate governance committee has responsibility to review risks relating to our corporate governance practices, including sustainability matters. These committees provide regular reports on our risk management practices to our board, as necessary. Our board believes that the Company’s current leadership structure supports its risk oversight function.

Communications with Directors

Stockholders and other interested parties who wish to communicate with our board or any individual director may do so by sending an email to Directors@Petco.com or in writing, c/o our Corporate Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127. Each communication will be reviewed to determine whether it is appropriate for presentation to our board or the applicable director(s). The purpose of this screening is to allow our board (or the applicable individual director(s)) to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, product inquiries or any offensive or otherwise inappropriate materials).

Code of Business Conduct and Ethics

Our board adopted a Code of Business Conduct and Ethics relating to the conduct of our business by all of our employees, executive officers (including our principal executive officer and principal financial officer/principal accounting officer (or persons performing similar functions)) and directors. This code satisfies the requirement that we have a “code of conduct” under the Nasdaq and SEC rules and is available on our website at ir.petco.com/corporate-governance/documents-and-charters. To the extent required under the Nasdaq listing rules and SEC rules, we intend to disclose future amendments to certain provisions of this code, or waivers of such provisions, applicable to any of our executive officers or directors, on our website identified above.

Corporate Governance Guidelines

Our board also adopted corporate governance guidelines to formalize its governance practices, which serve as a framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the role of our board of directors, board composition and leadership structure, director independence, director selection, qualification and election, director compensation, executive sessions, CEO evaluation, succession planning, annual board assessments, board committees, director orientation and continuing education, board communications with stockholders and others. A copy of our corporate governance guidelines are available on our website at ir.petco.com/corporate-governance/documents-and-charters.

Fiscal Year 2020 Director Compensation

Prior to our initial public offering, we paid cash compensation to our independent, non-employee directors for their services as directors. In connection with our initial public offering, we adopted a director compensation program pursuant to which members of our board of directors who are not employees or officers of Petco, our Principal Stockholder, CVC, CPP Investments or their respective affiliates are entitled to receive:

•	Annual cash retainer of $80,000;

•	Cash fee of $35,000 for service as chairperson, or $10,000 for service other than as chairperson, of our audit committee;

•	Cash fee of $25,000 for service as chairperson, or $10,000 for service other than as chairperson, of our compensation committee;

•	Cash fee of $20,000 for service as chairperson, or $7,500 for service other than chairperson, of our nominating and corporate governance committee;

•	Cash fee of $150,000 for service as the non-executive chair of our board of directors;

•	Cash fee of $50,000 for service as the lead independent director of our board of directors; and

•	Annual equity grant of restricted stock units (“RSUs”) under the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) with a value of approximately $150,000, subject to one-year cliff vesting on the day of the next annual meeting of stockholders.

In addition, our director compensation program provides each director with reimbursement for reasonable travel and miscellaneous expenses incurred in attending meetings and activities of our board of directors and its committees.

On January 13, 2021, in connection with our initial public offering, each eligible member of our board of directors received a pro-rata grant of RSUs, which will vest on the date of the Annual Meeting; however, subsequently appointed members of our board of directors were not eligible to receive pro-rata annual equity grants prior to the Annual Meeting. In connection with her appointment, Ms. Simmons also received an additional grant of RSUs under the 2021 Plan with a value of approximately $150,000, subject to cliff vesting on the date of our 2022 annual meeting of stockholders.

The table below describes the compensation provided to our independent, non-employee directors in fiscal 2020.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)

Maximilian Biagosch (1)	—	—	—

Cameron Breitner (1)	—	—	—

Gary Briggs	$75,000	$75,006	$150,006

Nishad Chande (1)	—	—	—

Christy Lake	$75,000	$75,006	$150,006

Jennifer Pereira (1)	—	—	—

Sabrina Simmons	—	$225,018	$225,018

Christopher J. Stadler (1)	—	—	—

Mary Sullivan (1)	—	—	—

(1)	These directors are not eligible for compensation under our director compensation program and did not receive any compensation from us during fiscal 2020.

(2)

Amounts in this column represent the aggregate grant date fair value of the RSUs granted during fiscal 2020, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 13 to our consolidated financial statements for the fiscal year ended January 30, 2021 located in our Annual Report on Form 10-K for such fiscal year. As of January 30, 2021, Mr. Briggs and Ms. Lake each held 1,500,000 Common Series C Units in Scooby LP, our indirect parent (the “C Units”) originally granted in 2018 with a distribution threshold of $0.50, which are generally subject to the same terms as the C Units granted to our Named Executive Officers, as described under “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation” below. Additionally, as of January 30, 2021, each independent director held the following unvested RSUs: Mr. Briggs: 4,167; Ms. Lake: 4,167; and Ms. Simmons: 12,501.

PROPOSAL 1—ELECTION OF DIRECTORS

There are four Class I directors whose term of office expires at the Annual Meeting. Our nominating and corporate governance committee has recommended, and our board has approved, Ronald Coughlin, Jr., Maximilian Biagosch, Cameron Breitner and Sabrina Simmons as nominees for election as directors at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2024 annual meeting of stockholders or until his or her successor has been duly elected and qualified, or, if sooner, until his or her earlier death, resignation removal, retirement or disqualification. Information concerning these nominees and other continuing directors appears under “—Composition of the Board of Directors” above. Each of the nominees has consented to serve as a director, if elected, and all of the nominees are currently directors. All of the nominees have served on our board since before our initial public offering, except Ms. Simmons who joined our board as an independent director in connection with our initial public offering. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by our board, or alternatively, our board may leave a vacancy on our board or reduce the size of our board.

Each director is elected by a plurality of the votes cast. “Plurality” means that the four nominees who receive the largest number of votes cast “For” such nominees are elected as directors. Only holders of Class A common stock and Class B-2 common stock are entitled to vote on this Proposal 1. Holders of Class B-1 common stock are not entitled to vote on this Proposal 1. Holders of Class A common stock and Class B-2 common stock may vote “For All,” “Withhold All” or “For All Except” with respect to the nominees named in this Proposal 1. Any shares voted “Withhold” and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election.

FOR ALL	OUR BOARD, UPON RECOMMENDATION OF OUR NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides an overview of our executive compensation philosophy, objectives, and design and each element of our executive compensation program with regard to the compensation awarded to, earned by, or paid to our named executive officers (our “Named Executive Officers” or “NEOs”) during fiscal 2020, as well as certain changes we have made to our executive compensation program since the end of fiscal 2020. Our NEOs are employed by our indirect wholly-owned subsidiary, Petco Animals Supplies Stores, Inc.

For fiscal 2020, our NEOs were:

Name	Title

Ronald Coughlin, Jr.	Chief Executive Officer

Michael Nuzzo	Executive Vice President, Chief Financial Officer and Chief Operating Officer

Darren MacDonald	Chief Digital & Innovation Officer

Justin Tichy	Chief Pet Care Center Officer

Ilene Eskenazi	Chief Legal Officer and Corporate Secretary (1)

(1)	Ms. Eskenazi was appointed as our Chief Legal Officer and Corporate Secretary effective September 14, 2020.

Principal Objectives of Our Compensation Program for Named Executive Officers

Our executive team is critical to our success and to building value for our stockholders. Our executive compensation program is designed to attract and retain highly skilled, performance-oriented executives who thrive in a culture focused on delivering purpose-driven results. We incentivize our senior leaders to deliver the highest levels of execution and business results, while also delivering on our mission of improving lives for pets, pet parents and our own Petco partners. We carry out these objectives through the following attributes of our executive compensation program:

•	We align executive compensation with achievement of operational and financial results, increases in stockholder value, and delivering on our mission.

•	A significant portion of total compensation for our executives is at-risk and is subject to short-term and long-term incentive programs that are designed to align their interests with those of our stockholders.

•	We evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, and other relevant criteria in making pay decisions.

•	Total compensation for individual executives is influenced by a variety of factors, including each executive’s scope of responsibility, individual performance, skill set, experience and expected future contributions.

•	We focus on creating simple, straightforward compensation programs that our partners and stockholders can easily understand.

Process for Setting Executive Compensation

Role of our Compensation Committee and Management in Compensation Decisions

As described below, the primary elements of our executive compensation program are annual base salary, annual short-term cash incentives, long-term equity incentives, retirement benefits, and severance benefits. Together, these items are intended to be complementary and serve the goals described above.

Our executive compensation program is developed and overseen by the compensation committee. The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to the compensation of our executive officers and directors, including by overseeing Petco’s overall compensation, philosophy, policies, and programs, evaluating the compensation and performance of our executive officers, reviewing, approving, and modifying the terms of our compensation and benefit plans and programs as appropriate. Subject in certain circumstances to approval by our board of directors, the compensation committee has the sole authority to make final decisions with respect to our executive compensation program. For more information regarding the authority and responsibilities of the compensation committee, please refer to the compensation committee’s charter, which is available via Petco’s Investor Relations website at ir.petco.com/investor-relations by selecting “Governance” and then “Documents & Charters.”

In making decisions regarding the allocation of compensation between short-term and long-term compensation, between cash and non-cash compensation, and among different forms of cash and non-cash compensation, the compensation committee took into account the views and recommendations of management, in particular our Chief Executive Officer, or our CEO (except with respect to his own compensation). Our CEO made recommendations about annual base salary increases, annual short-term incentive targets and long-term equity grants for our NEOs using market data and internal equity alignment while working within the parameters of our annual budget for base salary increases and the size of the equity pool.

Use of Compensation Consultants

During fiscal 2020, the compensation committee engaged Exequity as its independent compensation consultant. Exequity assisted the compensation committee in designing the executive compensation program in connection with our initial public offering, which included the establishment of our 2020 Peer Group (as defined below), a review and analysis of our executive compensation levels and practices relative to the 2020 Peer Group, remuneration of members of our board of directors, executive officer and non-employee director ownership guidelines, and long-term incentive plan design and grant practices. After taking into consideration the factors listed in Nasdaq Listing Rule 5605(d)(3)(D), the compensation committee concluded that there are no conflicts of interest with respect to the engagement of Exequity by the compensation committee.

2020 Peer Group

In October 2020, the compensation committee, with the assistance of Exequity, selected a peer group of companies in similar size and with whom we may compete for talent to inform our compensation decisions (the “2020 Peer Group”). In determining appropriate compensation opportunities for our NEOs, the compensation committee reviewed competitive market data provided by Exequity regarding the compensation practices of our 2020 Peer Group. The following 16 companies comprised our 2020 Peer Group:

The Aaron’s Company, Inc.	National Vision Holdings, Inc.
Advance Auto Parts, Inc.	PriceSmart, Inc.
American Eagle Outfitters, Inc.	RH
Casey’s General Stores, Inc.	Sally Beauty Holdings, Inc.
Central Garden & Pet Company	Sprouts Farmers Market, Inc.
DICK’s Sporting Goods, Inc.	Tractor Supply Company
Foot Locker, Inc.	Ulta Beauty, Inc.
The Michaels Companies, Inc.	Williams-Sonoma, Inc.

Internal Pay Equity and Other Factors

In setting base salary, annual short-term cash incentives and long-term equity incentives, our board of directors, in collaboration with the CEO, has considered factors such as internal pay equity, the experience and length of service of the executive, relative responsibilities among members of our executive team, individual contributions by the executive and business conditions. In addition, our board of directors has also historically relied on the experience of its Sponsor-affiliated members who consider the compensation of our executive team in light of the compensation structure of other portfolio companies or private equity-backed companies in general, which typically favors a higher emphasis on long-term incentive compensation due to the nature of such businesses and their ownership.

For elements of compensation other than total direct compensation, such as severance and change in control benefits, our board of directors has relied on its own business experience and familiarity with market conditions in determining the appropriate level of protections for our NEOs.

Elements of Compensation

The main components of our executive compensation during fiscal 2020 included base salary, an annual cash incentive, long-term equity incentive awards and other benefits and perquisites.

Base Salary

We pay our NEOs a base salary to provide them with a fixed, base level of compensation commensurate with the executive’s skill, competencies, experience, contributions and performance, as well as general review of market compensation. Base salaries are generally reviewed annually, and the compensation committee makes adjustments to reflect individual and Petco performance as well as any survey and peer group data provided at such time. Our CEO and Chief Human Resources Officer make recommendations to our compensation committee regarding base salary adjustments for our NEOs (except with respect to their own salaries). These recommendations are generally based upon the executive’s individual contributions to Petco for the prior fiscal year, leadership and contribution to Petco performance, internal pay considerations, market conditions and survey data and our overall budget for base salary increases for Petco partners generally. Our compensation committee takes all of these factors into account when making its decisions on base salaries but does not assign any specific weight to any one factor. In addition to the annual base salary review, our compensation committee may also adjust base salaries at other times during the year in connection with promotions or increased responsibilities or to maintain competitiveness in the market.

In connection with the COVID-19 pandemic and the resulting economic downturn, our executive leaders, including our NEOs, proactively agreed to temporarily receive reduced base salaries in light of the economic uncertainties caused by the pandemic. Effective April 19, 2020 through May 30, 2020, Mr. Coughlin agreed to receive no base salary, while all other NEOs agreed to 25% reductions in base salary. Effective May 31, 2020, base salaries for all NEOs returned to pre-pandemic levels.

In connection with her appointment in September 2020, Ms. Eskenazi’s base salary was established at $490,000. Also in September 2020, the compensation committee awarded each of the other NEOs a 2.25% base salary increase in accordance with our annual merit cycle. These base salary increases were consistent with Petco-wide increases provided to all salaried partners based upon Petco’s strong performance through unprecedented times, which was accomplished as one team.

In December 2020, the compensation committee awarded an additional pay increase to Messrs. MacDonald and Tichy to bring their respective base salaries to $600,000, effective upon the consummation of our initial public offering, in order to align total cash compensation and recognize the internal value and contribution currently delivered by Messrs. MacDonald and Tichy. Additionally, upon the consummation of our initial public offering and the effectiveness of his amended and restated employment agreement, Mr. Coughlin’s base salary was further increased to $1,100,000 to recognize his additional duties as Chairman of our board of directors and to align his base salary with market practices based on survey data and our 2020 Peer Group.

The chart below provides the base salary for each of our NEOs as of the end of fiscal 2020.

Name	Base Salary as of 01/30/2021

Ronald Coughlin, Jr.	$1,100,000

Michael Nuzzo	$664,625

Darren MacDonald	$600,000

Justin Tichy	$600,000

Ilene Eskenazi	$490,000

Annual Cash Incentive Program

A hallmark of the transformation of our business has been the belief that annual cash incentives should be based upon actual performance measured against specified key business and financial metrics. These metrics typically span both company and individual performance. However, in connection with the COVID-19 pandemic and the extraordinary circumstances and unpredictability resulting from the global economic downturn, the compensation committee did not approve an annual incentive plan for fiscal 2020. Instead, the compensation committee determined that it would review operating performance, with a focus on our Adjusted EBITDA (which is a non-GAAP financial measure and is generally calculated consistent with the calculations shown under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Non-GAAP Financial Measures to GAAP Measures” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021), and to use its discretion to determine annual incentive payouts for NEOs at the end of fiscal 2020.

Each of our NEOs participates in our Corporate Annual Performance Incentive Plan (the “Bonus Plan”) and is eligible for a target annual cash bonus that is equal to a percentage of his or her annual base salary actually earned (excluding, for fiscal 2020, the impact on earned base salary of the temporary reductions as a result of the COVID-19 pandemic described above), except for Ms. Eskenazi, whose target annual cash bonus is based on her annualized base salary. For fiscal 2020, the target annual bonus for each of our NEOs was as follows:

Name	Target Annual Cash Incentive (% of Base Salary)

Ronald Coughlin, Jr.	125%

Michael Nuzzo	80%

Darren MacDonald	80%

Justin Tichy	60%

Ilene Eskenazi	60%

In December 2020, based on the extraordinary efforts of eligible partners to adapt our business practices in light of the COVID-19 pandemic, including implementing store safety practices, remote working and innovative customer solutions such as buy online pick up in store and same day delivery, the compensation committee elected to pay 50% of each eligible partner’s, including each NEO’s, target annual cash incentive amount early given the Company’s performance through that date and the broad-based economic impacts of the COVID-19 pandemic. In February 2021, based on over-performance of several key financial and operational metrics, including revenue and Adjusted EBITDA, the compensation committee recommended, and our board of directors approved, a payout factor of 150% resulting in the following annual cash incentive awards under the Bonus Plan (which includes the portion paid in December 2020):

Name	Annual Cash Incentive Award for 2020

Ronald Coughlin, Jr.	$1,624,881

Michael Nuzzo	$787,088

Darren MacDonald	$667,736

Justin Tichy	$439,704

Ilene Eskenazi (1)	$441,000

(1)	Per the terms of her employment letter, Ms. Eskenazi was eligible to receive a guaranteed payout of at least $294,000, representing her target annual cash incentive award, for fiscal 2020.

Long-Term Equity Incentive Compensation

Prior to our Initial Public Offering

Prior to our initial public offering, our equity incentive program consisted of grants of Common Series C Units in Scooby LP, our indirect parent (the “C Units”). This was the primary long-term incentive program prior to our initial public offering. C Units are intended to qualify as “profits interests” for U.S. income tax purposes. The C Units are designed to align the NEOs’ interests with the interests of our equity holders and represent interests in the future profits (once a certain level of proceeds has been generated) in Scooby LP (and its operating entities). We historically granted C Units to new executives upon hire, or a short time thereafter, and to our existing executives from time to time. Scooby LP and our board of directors determined the appropriate number of C Units for each grant by giving consideration to external factors (such as make-whole awards for employees forfeiting compensation opportunities from their prior employers), internal pay equity, retention needs, promotions, and the challenges facing Petco at the time of grant. Like stock options, the C Units only generate payments to recipients if the value of Petco increases after the C Units are granted. C Units that were granted in the past, and particularly those granted during periods of lower company performance, typically have lower Distribution Thresholds (as defined below) and thus the greatest potential opportunity for appreciation. Company management, including the NEOs, have driven various transformational changes in the business which resulted in accelerated financial and operational performance above expectations. As a result, these C Units have substantially appreciated in value since the applicable dates of grant.

C Units are granted with a “Distribution Threshold,” which acts similarly to a strike price for a stock option such that the holder will only realize value following returns to investors in excess of such amount. The Distribution Threshold has traditionally been reviewed and set on a periodic basis in conjunction with an outside valuation. The C Units granted in fiscal 2020 to Mr. Tichy and Ms. Eskenazi were granted with a Distribution Threshold of $0.60 per unit pursuant to an outside valuation, and the C Units granted in fiscal 2020 to Messrs. Coughlin and Nuzzo were granted with a Distribution Threshold of $1.00 per unit, which was in excess of such outside valuation.

C Units generally vest in equal annual installments over five years following the date of grant or vesting commencement date and are subject to accelerated vesting in connection with a change in control and certain other events, as described under “—Potential Payments Upon Termination or Change in Control—C Units” below. The C Units remained outstanding following our initial public offering, and no additional C Units have been or will be awarded since our initial public offering.

During fiscal 2020, the following C Unit awards were granted to the NEOs:

Name	C Units Granted (#)

Ronald Coughlin, Jr.	15,000,000

Michael Nuzzo	3,000,000

Darren MacDonald	—

Justin Tichy	1,000,000

Ilene Eskenazi	3,000,000

Mr. Coughlin’s and Mr. Nuzzo’s awards were granted in recognition for their roles and extra efforts related to the initial public offering and as a way to further align their interests with our stockholders’ interests. Their grants were offered at a Distribution Threshold higher than other NEOs and significantly in excess of the then-fair market value of Scooby LP as determined by an outside valuation firm. The grant for Mr. Tichy was awarded as recognition of strong performance, retention, and internal equity alignment purposes, and the grant to Ms. Eskenazi was made in connection with her appointment as Chief Legal Officer pursuant to the terms of her employment letter.

Following our Initial Public Offering

Prior to our initial public offering, the compensation committee reviewed market data provided by Exequity regarding public company equity plan practices and recommended that our board of directors adopt a broad-based equity incentive plan to align with such market practices. In light of this recommendation, in connection with the consummation of our initial public offering, our board of directors adopted the 2021 Plan (as defined above). The purpose of the 2021 Plan is to promote and closely align the interests of our partners, officers, non-employee directors and other service providers and our stockholders by providing stock-based compensation and other performance-based compensation. The 2021 Plan allows for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), incentive bonuses and other stock-based awards.

Our board of directors approved equity awards to our NEOs under the 2021 Plan on January 13, 2021 in the form of stock options and time-based RSUs, in each case, which vest as follows:

Award amounts were based on a combination of factors, including the annual equity award levels of similarly situated officers at companies in our 2020 Peer Group, recognition of the tremendous efforts of our NEOs in completing our initial public offering, and to provide an initial foundation for aligning our NEOs’ interests with the interests of our stockholders through stock ownership. In addition, the equity awards approved at the time of the public offering contemplate the fact that no annual equity awards are expected be made in fiscal 2021. Award amounts do not reflect the size of typical annual equity grants expected in the future. The grant date fair value of these grants for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) are set forth below:

Name	Stock Options ($)	Time-Based RSUs ($)

Ronald Coughlin, Jr.	$8,750,000	$3,750,012

Michael Nuzzo	$1,500,002	$1,500,012

Darren MacDonald	$1,125,005	$1,125,000

Justin Tichy	$1,125,005	$1,125,000

Ilene Eskenazi	$500,003	$500,004

Our board of directors also approved grants of performance-based RSUs (the “EBITDA PSUs”) to Mr. Coughlin and Mr. Nuzzo and an additional retention RSU grant to Mr. Nuzzo on January 13, 2021, in each case, as described in further detail under “Executive Compensation Tables—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” below. The compensation committee and our board of directors intend to incorporate performance-based constructs into future grants under the 2021 Plan.

Other Benefits and Perquisites

Health and Welfare Benefits

Our NEOs are eligible to participate in our health and welfare plans on the same terms offered to all of our salaried partners, with the exception of life insurance and disability coverage—which is provided at enhanced levels for all partners who serve as vice presidents or above.

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan in which our NEOs participate. All of our NEOs are eligible to participate in our 401(k) plan, which is a broad-based tax-qualified defined contribution retirement plan in which generally all of our partners can participate. Under the 401(k) plan, we make discretionary matching contributions, including to our NEOs, equal to 100% of the first 1% of an employee’s contributions and 50% on the next 2% of base salary deferred, subject to certain limits under the Internal Revenue Code of 1986, as amended (the “Code”), and partners vest ratably in matching contributions over a period of three years of service.

All of our NEOs are also eligible to participate in our nonqualified deferred compensation plan, which is a non-tax-qualified retirement plan that provides eligible partners with an opportunity to defer a portion of their annual base salary and bonus. Under the nonqualified deferred compensation plan, we make a discretionary matching contribution of 50% of an eligible partner’s contributions on the first 3% of base salary deferred (or, if the eligible partner is not yet eligible to participate in our 401(k) plan, the first 6% of base salary deferred) and on the first 6% of annual bonus deferred. The nonqualified deferred compensation plan is described further under “—Nonqualified Deferred Compensation” below.

We believe that our retirement programs serve as an important tool to attract and retain our NEOs and other key partners. We also believe that offering the ability to create stable retirement benefits encourages our NEOs and other key partners to make a long-term commitment to us.

Severance Benefits under Employment Agreements

We have entered into employment agreements or employment letters with each of our NEOs, which are described in more detail under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “—Potential Payments Upon Termination or Change in Control—Employment Agreements” below. The employment agreements and employment letters provide our NEOs with severance protection, which is designed to be fair and competitive in order to aid in attracting and retaining experienced executives.

Perquisites

During fiscal 2020, we provided our NEOs with limited, low cost perquisites, including financial counseling services and wellness exams. We provide these limited perquisites to ensure our compensation program, as a whole, remains competitive with companies for which we compete for talent. In addition, during fiscal 2020, due to security concerns generated from his position with our company, we covered the costs associated with certain security measures at Mr. Coughlin’s personal residence.

2021 Employee Stock Purchase Plan

In connection with the consummation of our initial public offering, we adopted the Petco Health and Wellness Company, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to encourage and enable our eligible partners to acquire a proprietary interest in us through the ownership of our Class A common stock. The ESPP, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Our NEOs are eligible to participate in the ESPP on the same basis as our other partners.

Other Matters

Tax and Accounting Implications of Executive Compensation Decisions

Historically, we have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in making compensation decisions. However, as a public company, we may authorize compensation payments that exceed the deductibility limitation under Section 162(m) of the Code when we believe that such payments are appropriate to attract and retain executive talent. In addition, amounts in excess of the $1 million threshold paid pursuant to our existing employment agreements, employment letters and other arrangements may be nondeductible.

We account for the C Units and equity awards under the 2021 Plan in accordance with the FASB ASC Topic 718, which requires us to estimate the expense of an award over the vesting period applicable to such award.

Risk Assessment

The compensation committee does not believe that our executive and non-executive compensation programs encourage excessive or unnecessary risk taking, and any risk inherent in our compensation programs is unlikely to have a material adverse effect on us.

Prohibition on Hedging and Pledging

In connection with our initial public offering, we adopted an Insider Trading Policy pursuant to which, among other things, our directors, officers, and employees, and their respective family members and controlled entities, are prohibited from (i) engaging in speculative transactions (including short sales and puts or calls), (ii) hedging of Petco securities (including through the purchase of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds) and (iii) pledging Petco securities as collateral for a loan or holding Petco securities in a margin account.

Stock Ownership Guidelines

In connection our initial public offering, we adopted stock ownership guidelines applicable to our NEOs, other officers and members of our board of directors to create alignment between our officers and directors and our long-term performance, as well as to minimize excess risk taking that might lead to short-term returns at the expense of long-term value creation. The ownership guidelines were established at the following levels:

Title	Ownership Level

Chief Executive Officer	5x annual base salary

Chief Financial Officer	3x annual base salary

Other NEOs and Officers	2x annual base salary

Independent Directors	5x annual cash retainer

Under the guidelines, the requisite ownership level must be achieved within the later of (i) five years following the consummation of the initial public offering or (ii) five years following the officer or director becoming subject to the stock ownership guidelines. In determining ownership levels, we include shares of our Class A common stock owned outright by the officer or director, unvested time-based restricted shares and restricted stock units, vested in-the-money stock options and shares of our common stock owned by the officer or director through our retirement plan and the ESPP. Unvested stock options, stock options that are not in-the-money and unearned performance-based equity are not included in determining ownership levels.

Clawback Policy

In May 2021 we adopted a clawback policy applicable to our executive officers, including our NEOs, that is administered by our compensation committee. Under the clawback policy, in the event of a material restatement of our financial statements due to noncompliance with any financial reporting requirement under the securities laws, our compensation committee may clawback any incentive compensation received by the executives that is in excess of the incentive compensation that would have been received had such noncompliance not occurred. The clawback policy also provides that in the event of an executive’s misconduct, our compensation committee may clawback any outstanding incentive compensation and any incentive compensation granted to, earned by or paid to the executive during the preceding three fiscal years. Incentive compensation includes annual bonuses, short- and long-term cash, equity and equity-based incentive awards, in each case, whether vesting on the basis of time, performance or a combination thereof.

Fiscal 2021 Compensation Decisions

In December 2020, after review of external benchmarking data and the internal pay alignment and the scope of responsibilities of our NEOs, the compensation committee determined that it was appropriate to increase Mr. Tichy’s target annual bonus for fiscal 2021 from 60% to 80% of his base salary. The target annual cash bonuses for the other NEOs as a percentage of base salary remained unchanged for fiscal 2021.

In March 2021, with the assistance of Exequity, the compensation committee adopted the Bonus Plan for the 2021 fiscal year to align its annual cash incentive program with market practices of the 2020 Peer Group and public companies in general. Annual cash incentives under the Bonus Plan for fiscal 2021 will be based on the achievement of Petco, business unit and individual performance goals. For Mr. Coughlin and Ms. Eskenazi, Petco Adjusted EBITDA performance and Petco total revenue performance are each weighted 40%, with individual performance weighted 20%. For Messrs. Nuzzo, MacDonald and Tichy, Petco Adjusted EBITDA performance and Petco total revenue performance are each weighted 20%, with individual performance also weighted 20%. Additionally, each of Messrs. Nuzzo, MacDonald and Tichy has a revenue and gross profits measure, each weighted 20%, specific to their applicable business unit.

Compensation Committee Report

The compensation committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 30, 2021. This report is provided by the following members of our board of directors, who compose the compensation committee:

Cameron Breitner, Chairperson

Maximilian Biagosch

Christy Lake

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below sets forth the compensation earned by our NEOs during fiscal 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)

Ronald Coughlin, Jr.	2020	$768,526	$1,624,881	$14,647,787	$8,750,000	—	$107,129	$25,898,323

Chief Executive Officer	2019	$850,000	$1,158,125	$7,578,000	—	—	$44,527	$9,630,652

Michael Nuzzo	2020	$637,156	$787,088	$7,861,702	$1,500,002	—	$27,492	$10,813,440

EVP, Chief Financial Officer and Chief Operating Officer	2019	$650,000	$1,146,000	—	—	—	$30,271	$1,826,271

Darren MacDonald	2020	$540,579	$1,342,736	$1,125,000	$1,125,005	$2,420,000(5)	$41,644	$6,594,964

Chief Digital & Innovation Officer	2019	$349,039	$512,000	$1,948,000	—	—	$267,677	$3,076,716

Justin Tichy	2020	$474,715	$451,704	$1,569,926	$1,125,005	—	$2,397	$3,623,747

Chief Pet Care Center Officer	2019	$480,000	$414,400	$894,250	—	—	$5,292	$1,793,942

Ilene Eskenazi (1)	2020	$188,462	$566,000	$2,251,802	$500,003	—	$1,486	$3,507,753

Chief Legal Officer and Corporate Secretary

(1)	Ms. Eskenazi was appointed as our Chief Legal Officer and Corporate Secretary effective September 14, 2020.

(2)

Amounts in this column include: (i) under the terms of his employment agreement, Mr. MacDonald received a $675,000 retention bonus in February 2020, as described in more detail under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Darren MacDonald” below; (ii) under the terms of his employment letter, Mr. Tichy was paid the final $12,000 installment of his sign-on bonus; (iii) under the terms of her employment letter, Ms. Eskenazi was paid a $125,000 sign-on bonus; and (iv) each NEO received an annual cash incentive award under the Bonus Plan for fiscal 2020, as described in more detail under “—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Program” above, which were paid in part in December 2020 and in part in early 2021.

(3)

Amounts in this column represent the aggregate grant date fair value of the C Units, RSUs and EBITDA PSUs granted during fiscal 2020, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 13 to our consolidated financial statements for the fiscal year ended January 30, 2021 located in our Annual Report on Form 10-K for such fiscal year.

(4)

Amounts in this column represent the aggregate grant date fair value of the stock options granted under the 2021 Plan during fiscal 2020, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 13 to our consolidated financial statements for the fiscal year ended January 30, 2021 located in our Annual Report on Form 10-K for such fiscal year.

(5)

Amount reflects Mr. MacDonald’s digital growth award, as described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Darren MacDonald” below, earned for fiscal 2020. The digital growth award was paid in March 2021 one-half in cash and one-half through the grant of restricted stock under the 2021 Plan that vests as to 50% on each of March 30, 2022 and March 30, 2023.

(6)

Amounts reported in the “All Other Compensation” column include (i) matching contributions under our 401(k) plan made during fiscal 2020, (ii) matching contributions under our nonqualified deferred compensation plan made during fiscal 2020, (iii) life insurance premiums paid by us for the benefit of the NEOs and (iv) additional amounts, each as set forth in the following table:

Name	Petco 401(k) Match ($)	Petco NQDC Match ($)	Life Insurance Premiums ($)	Additional Amounts ($)(1)	All Other Compensation Total ($)

Ronald Coughlin, Jr.	$2,520	$63,476	$1,236	$39,897	$107,129

Michael Nuzzo	$4,398	—	$1,236	$21,858	$27,492

Darren MacDonald	$5,851	$30,837	$1,236	$3,720	$41,644

Justin Tichy	—	$598	$1,236	$563	$2,397

Ilene Eskenazi	—	—	$1,236	$250	$1,486

(1)

Additional amounts represent (i) for Mr. Coughlin, a work from home stipend, expenses relating to financial counseling, expenses related to private security and expenses related to security improvements to his personal residence ($30,945), (ii) for Mr. Nuzzo, a work from home stipend and expenses relating to financial counseling benefits, (iii) for Mr. MacDonald, a work from home stipend and expenses relating to executive wellness benefits, (iv) for Mr. Tichy, a work from home stipend, and (v) for Ms. Eskenazi, a work from home stipend and bring your own device stipend.

2020 Grants of Plan-Based Awards Table

The following table includes information regarding C Units granted to each NEO and stock options, RSUs and EBITDA PSUs granted to each NEO under the 2021 Plan, in each case, during fiscal 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Ronald Coughlin, Jr.
C Units (2)	8/25/20							15,000,000			$5,897,771
EBITDA PSUs (3)	1/13/21				—	277,778	—				$5,000,004
RSUs (4)	1/13/21							208,334			$3,750,012
Stock Options (5)	1/13/21								1,250,000	$18.00	$8,750,000

Michael Nuzzo
C Units (2)	9/16/20							3,000,000			$1,361,668
EBITDA PSUs (3)	1/13/21				—	111,112	—				$2,000,016
RSUs (4)	1/13/21							83,334			$1,500,012
RSUs (6)	1/13/21							166,667			$3,000,006
Stock Options (5)	1/13/21								214,286	$18.00	$1,500,002

Darren MacDonald
Digital Growth Award (7)		$500,000	—	$4,302,000
RSUs (4)	1/13/21							62,500			$1,125,000
Stock Options (5)	1/13/21								160,715	$18.00	$1,125,005

Justin Tichy
C Units (2)	8/3/20							1,000,000			$444,926
RSUs (4)	1/13/21							62,500			$1,125,000
Stock Options (5)	1/13/21								160,715	$18.00	$1,125,005

Ilene Eskenazi
C Units (2)	9/16/20							3,000,000			$1,751,798
RSUs (4)	1/13/21							27,778			$500,004
Stock Options (5)	1/13/21								71,429	$18.00	$500,003

(1)

Amounts in this column represent the aggregate grant date fair value of the C Units, stock options, RSUs and EBITDA PSUs granted during fiscal 2020, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 13 to our consolidated financial statements for the fiscal year ended January 30, 2021 located in our Annual Report on Form 10-K for such fiscal year. Please read “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation” above for more information regarding these grants.

(2)

C Units granted during fiscal 2020 vest in equal annual increments over five years following the date of grant (for Messrs. Nuzzo and Tichy and Ms. Eskenazi) or specified vesting commencement date (for Mr. Coughlin, which was July 27, 2020), subject to full acceleration upon the consummation of a change in control and partial acceleration in connection with certain other events.

(3)

EBITDA PSUs granted during fiscal 2020 will vest if our earnings before interest, taxes, depreciation, and amortization (“EBITDA”), as adjusted by our board of directors, exceeds $500 million for the 2021 fiscal year, subject to the NEO’s continued employment through the end of such fiscal year. Please read “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” below for more information regarding these awards.

(4)

RSUs granted during fiscal 2020 will vest as to 34% on the first anniversary of the grant date and as to 16.5% at the end of each six-month period thereafter, subject to the NEO’s continued employment through each vesting date.

(5)

Stock options granted during fiscal 2020 will vest as to 34% on the first anniversary of the grant date and as to 16.5% at the end of each six-month period thereafter, subject to the NEO’s continued employment through each vesting date.

(6)

RSUs granted during fiscal 2020 will vest as to 34% on the first anniversary of the grant date and as to 33% on each of the second and third anniversaries of the grant date, subject to the NEO’s continued employment through each vesting date. Please read “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Michael Nuzzo” below for more information regarding this award.

(7)

Mr. MacDonald was eligible to earn a digital growth award for fiscal 2020 based on the digital revenue and Digital EBITDA achieved during fiscal 2020, as described in more detail under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Darren MacDonald” below. The digital growth award contains threshold and maximum payouts, but it does not include a specified target payout.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Ronald Coughlin, Jr.

Effective upon our initial public offering, we entered into an amended and restated employment agreement with Mr. Coughlin, pursuant to which he is entitled to receive a base salary of no less than $1,100,000, an annual bonus targeted at 125% of his base salary subject to the achievement of board-approved performance goals, and other customary terms and conditions. Additionally, $2,666,667 of a previously provided stock replacement payment remains subject to repayment upon a voluntary termination or termination by us for cause prior to June 4, 2021. In connection with the amendment and restatement, Mr. Coughlin also received a one-time grant of EBITDA PSUs on January 13, 2021 with an aggregate value of $5,000,000, which will vest if our EBITDA, as adjusted by our board of directors, exceeds $500 million for fiscal 2021, subject to his continued employment through the end of such fiscal year. Mr. Coughlin is eligible for certain payments upon certain terminations of employment, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Ronald Coughlin, Jr.” below.

Mr. Coughlin’s agreement (and his amended and restated agreement) also subjects him to covenants regarding non-solicitation of our partners and our customers, vendors, distributors and strategic partners while Mr. Coughlin is employed by us and for one year thereafter. Mr. Coughlin is also a party to our standard Employee Proprietary Information and Inventions Agreement and our standard Confidentiality and Inventions Agreement which, among other things, provide us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property.

Michael Nuzzo

Mr. Nuzzo is party to an employment agreement with us dated April 8, 2015, as amended on January 26, 2016. Pursuant to Mr. Nuzzo’s employment agreement, he was entitled to receive an initial base salary of $575,000, an annual bonus targeted at 80% of his base salary subject to the achievement of performance goals, and other customary terms and conditions. Mr. Nuzzo is eligible for certain payments upon certain terminations of employment, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Michael Nuzzo” below. The agreement subjects Mr. Nuzzo to covenants regarding non-solicitation of our partners and our customers, vendors, distributors and strategic partners while Mr. Nuzzo is employed by us and for one year thereafter. Mr. Nuzzo is also a party to our standard Confidentiality and Inventions Agreement which, among other things, provides us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property.

Mr. Nuzzo is also party to a special retention bonus agreement, dated August 31, 2018, which was amended and restated effective October 8, 2020 and further amended and restated effective December 3, 2020, that provides the opportunity for potential bonuses and awards, as follows:

•	Cash retention bonuses totaling $1,500,000, of which $500,000 was paid in October 2019 and $1,000,000 was paid in April 2021.

•	One-time grant of EBITDA PSUs with an aggregate value of $2,000,000, which will vest if our EBITDA, as adjusted by our board of directors, exceeds $500 million for fiscal 2021, subject to his continued employment through the end of such fiscal year, which was granted on January 13, 2021.

•	One-time grant of 3,000,000 C Units in September 2020 (described above under “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation—Fiscal Year 2020 Long-Term Equity Incentive Compensation Actions”). To better align Mr. Nuzzo with the interests of current equity holders, this grant utilizes a special higher Distribution Threshold of $1.00 per unit. The award recognizes the unique role that Mr. Nuzzo plays with respect to generating future value and provides a heightened threshold for his attainment of reward associated with any future value generated by Petco.

•	One-time RSU award with an aggregate value of $3,000,000, which was granted on January 13, 2021. The RSUs vest over three years following the date the award was issued, with 34% vesting on the first anniversary of such date and 33% vesting on each of the second and third anniversaries of such date.

Mr. Nuzzo is eligible for certain payments upon certain terminations of employment and change in control events under the Nuzzo Employment Agreement and the special retention bonus agreement, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Michael Nuzzo” below.

Darren MacDonald

In connection with his appointment, we entered into an employment agreement with Mr. MacDonald on May 25, 2019, pursuant to which Mr. MacDonald is entitled to receive a base salary of $550,000, annual bonus targeted at 80% of his base salary subject to achievement of performance goals, relocation assistance and other customary terms and conditions. Pursuant to Mr. MacDonald’s employment agreement, Mr. MacDonald was paid a retention bonus of $675,000 in February 2020 (one-half of which is subject to repayment upon voluntary termination or a termination by us for cause prior to June 18, 2021). In addition, Mr. MacDonald will be entitled to a “digital growth award” based on revenues and EBITDA of our digital platform (“Digital EBITDA”) for each fiscal year through the fiscal year ending January 29, 2022, and Digital EBITDA is defined to mean (i) sales on our digital platform, less (ii) cost of goods sold attributable to such sales, less (iii) direct marketing spending on the digital platform, less (iv) any other direct expenses related to the digital platform, and subject to adjustment by our board in specified circumstances. The amount of the bonus will be determined as follows:

Digital Revenue	Minimum Digital EBITDA	Amount of Digital Growth Award

Less than $538 million	N/A	$—

At least $538 million but less than $591 million	$38 million	$500,000

At least $591 million but less than $619 million	$43 million	$1,076,000

At least $619 million but less than $645 million	$46 million	$2,420,000

$645 million or more	$48 million	$4,302,000

If digital revenue is in a range above the corresponding Digital EBITDA range but the minimum Digital EBITDA goal is not met, then the award will be the amount in the immediately-preceding row (e.g., if digital revenue were $600 million but Digital EBITDA were less than $43 million, the award would be $500,000). Any earned bonus will be paid following a change in control, an initial public offering, a secondary public offering, or a cash dividend to our stockholders, subject to specified caps. Except as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Darren MacDonald” below, Mr. MacDonald must remain employed by us through the payment date in order to receive payment of any earned award. Under the terms of the employment agreement, the digital growth award, if earned, will be settled one-half in cash and one-half in fully vested B Units.

Following the end of fiscal 2020, the compensation committee and our board of directors determined that Mr. MacDonald earned a digital growth award of $2,420,000 based on the digital revenue and Digital EBITDA achieved during fiscal 2020. In lieu of settling the digital growth award earned for fiscal 2020 in cash and fully vested B Units, the compensation committee recommended, and our board of directors approved, the settlement of the award one-half in cash and one-half in restricted stock under the 2021 Plan. The restricted stock will vest as to 50% on each of the first and second anniversaries of the March 30, 2021 date of grant, generally subject to Mr. MacDonald’s continued employment through each vesting date.

Mr. MacDonald is eligible for certain payments upon certain terminations of employment, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Darren MacDonald” below. The agreement also subjects Mr. MacDonald to covenants regarding non-solicitation of our partners and our customers, vendors, distributors and strategic partners while Mr. MacDonald is employed by us and for one year thereafter. Mr. MacDonald is also a party to our standard Confidentiality and Inventions Agreement which, among other things, provides us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property.

Justin Tichy

In connection with his appointment, we entered into an employment letter agreement with Mr. Tichy on September 17, 2018, pursuant to which Mr. Tichy was entitled to an initial base salary of $480,000, an annual bonus targeted at 60% of his base salary subject to achievement of performance goals, an initial signing bonus and other customary terms and conditions. Pursuant to the agreement, Mr. Tichy received a cash retention bonus of $500,000 in April 2021 because he remained employed by us in good standing through March 31, 2021 and a change in control event did not occur prior to such date. Additionally, Mr. Tichy was eligible for a bonus of $36,000, $24,000 of which was paid prior to fiscal 2020, with the remaining $12,000 installment paid in November 2020.

Mr. Tichy is eligible for certain payments upon certain terminations of employment, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Justin Tichy” below. Mr. Tichy is also a party to our standard Confidentiality and Inventions Agreement which, among other things, provides us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property.

Ilene Eskenazi

In connection with her appointment on September 14, 2020, we entered into an employment letter agreement with Ms. Eskenazi on July 20, 2020, pursuant to which Ms. Eskenazi was entitled to an initial base salary of $490,000, an annual bonus targeted at 60% of her base salary subject to achievement of performance goals, a $225,000 sign-on bonus payable $125,000 in fiscal 2020 and $100,000 payable in September 2021 subject to her continued employment, housing assistance for two years (which has not yet commenced), and other customary terms and conditions. Pursuant to the agreement, Ms. Eskenazi’s annual bonus for fiscal 2020 was at least $294,000 and her base salary will be increased in 2021 to $500,000.

Ms. Eskenazi is eligible for certain payments upon certain terminations of employment, as described under “—Potential Payments Upon Termination or Change in Control—Employment Agreements—Ilene Eskenazi” below. Ms. Eskenazi is also a party to our standard Confidentiality and Inventions

Agreement which, among other things, provides us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table reflects information regarding outstanding unvested C Units, stock options, RSUs and EBITDA PSUs held by our NEOs as of January 30, 2021.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(11)

Ronald Coughlin, Jr.
C Units (1)(2)					66,000,000	$153,120,000
Stock Options (3)	—	1,250,000	$18.00	1/13/31
RSUs (4)					208,334	$5,422,934
EBITDA PSUs (5)							277,778	$7,230,561

Michael Nuzzo
C Units (1)(6)					5,000,000	$11,350,000
Stock Options (3)	—	214,286	$18.00	1/13/31
RSUs (4)					83,334	$2,169,184
RSUs (7)					166,667	$4,338,342
EBITDA PSUs (5)							111,112	$2,892,245

Darren MacDonald
C Units (1)(8)					4,000,000	$10,280,000
Stock Options (3)	—	160,715	$18.00	1/13/31
RSUs (4)					62,500	$1,626,875

Justin Tichy
C Units (1)(9)					5,200,000	$12,739,000
Stock Options (3)	—	160,715	$18.00	1/13/31
RSUs (4)					62,500	$1,626,875

Ilene Eskenazi
C Units (1)(10)					3,000,000	$7,410,000
Stock Options (3)	—	71,429	$18.00	1/13/31
RSUs (4)					27,778	$723,061

(1)

The C Units are intended to qualify as “profits interests” for U.S. tax purposes. They do not require the payment of an exercise price, but are economically similar to stock appreciation rights because they have no value for tax purposes as of the grant date and will obtain value only as the value of the underlying value of the security rises above its Distribution Threshold. C Units that were granted in the past, and particularly those granted during periods of lower company performance, typically have lower Distribution Thresholds and thus the greatest potential opportunity for appreciation. The amounts in these rows represent the total unvested C Units that were held by our NEOs as of January 30, 2021, all of which were granted prior to our initial public offering, including as far back as 2018.

(2)

Mr. Coughlin’s unvested C Units were granted with the following Distribution Thresholds and have vested or will vest ratably on the following vesting dates subject to his continued employment with us through each vesting date:

Number of C Units	Distribution Threshold	Vesting Dates

9,000,000	$1.00	June 4, 2021, June 4, 2022, and June 4, 2023

18,000,000	$0.75	June 4, 2021, June 4, 2022, and June 4, 2023

24,000,000	$0.50	April 1, 2021, April 1, 2022, April 1, 2023, and April 1, 2024

15,000,000	$1.00	July 27, 2021, July 27, 2022, July 27, 2023, July 27, 2024, and July 27, 2025

(3)

These stock options vest as to 34% on January 13, 2022 and as to 16.5% at the end of each six-month period thereafter, in each case, subject to the NEO’s continued employment with us through each vesting date.

(4)	These RSUs vest as to 34% on January 13, 2022 and as to 16.5% at the end of each six-month period thereafter, in each case, subject to the NEO’s continued employment with us through each vesting date.

(5)

The EBITDA PSUs will vest if our EBITDA, as adjusted by our board of directors, exceeds $500 million for the 2021 fiscal year, subject to the NEO’s continued employment through the end of such fiscal year.

(6)

Mr. Nuzzo’s unvested C Units were granted with the following Distribution Thresholds and will vest ratably on the following vesting dates subject to his continued employment with us through each vesting date:

Number of C Units	Distribution Threshold	Vesting Dates

2,000,000	$0.50	January 26, 2022 and January 26, 2023

3,000,000	$1.00	Sept. 16, 2021, Sept. 16, 2022, Sept. 16, 2023, Sept. 16, 2024, and Sept. 16, 2025

(7)	These RSUs vest ratably on each of the first three anniversaries of January 13, 2021, in each case, subject to Mr. Nuzzo’s continued employment with us through each vesting date.

(8)

Mr. MacDonald’s unvested C Units were granted with a Distribution Threshold of $0.50 and will vest ratably on July 1, 2021, July 1, 2022, July 1, 2023, and July 1, 2024, in each case, subject to his continued employment with us through each vesting date.

(9)

Mr. Tichy’s unvested C Units were granted with the following Distribution Thresholds and will vest ratably on the following vesting dates subject to his continued employment with us through each vesting date:

Number of C Units	Distribution Threshold	Vesting Dates

2,100,000	$0.75	January 2, 2022, January 2, 2023, and January 2, 2024

2,100,000	$0.50	January 2, 2022, January 2, 2023, and January 2, 2024

1,000,000	$0.60	Aug. 3, 2021, Aug. 3, 2022, Aug. 3, 2023, Aug. 3, 2024, and Aug. 3, 2025

(10)

Ms. Eskenazi’s unvested C Units were granted with a Distribution Threshold of $0.60 and will vest ratably on September 16, 2021, September 16, 2022, September 16, 2023, September 16, 2024 and September 16, 2025, in each case, subject to her continued employment with us through each vesting date.

(11)

Other than with respect to C Units, amounts in these columns reflect the value of outstanding RSUs or EBITDA PSUs as of January 30, 2021, based on a per share price of $26.03, the closing price of our Class A common stock on January 29, 2021, the last trading day of fiscal 2020. With respect to C Units, amounts in these columns reflect the value of outstanding C Units as of January 30, 2021 based on the distributions the C Units would be eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock on January 29, 2021, the last trading day of fiscal 2020 for purposes of valuing the Class A common stock held indirectly by Scooby LP. The per C Unit value is reduced by the applicable Distribution Threshold.

Option Exercises and Stock Vested

The following table reflects the C Units held by our NEOs which vested during fiscal 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Ronald Coughlin, Jr.	15,000,000	—

Michael Nuzzo	2,580,558	$5,284,514

Darren MacDonald	1,000,000	$ 50,000

Justin Tichy	1,400,000	$1,902,908

Ilene Eskenazi	—	—

(1)

For vesting that occurred prior to our initial public offering, the value of the C Units is determined by reference to third party valuations, using interpolation for vesting dates that occurred between the final valuation and our initial public offering. For vesting that occurred following our initial public offering, the value of the C Units is determined based on the distributions the C Units would be eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock on the applicable vesting date for purposes of valuing the Class A common stock held indirectly by Scooby LP. In each case, the per C Unit value is reduced by the applicable Distribution Threshold. For Mr. Coughlin, each of his C Units that vested during fiscal 2020 had a Distribution Threshold in excess of the per C Unit value.

Nonqualified Deferred Compensation

The following table sets forth information regarding the value of accumulated benefits of our NEOs under our nonqualified deferred compensation arrangements as of January 30, 2021.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Ronald Coughlin, Jr.	$1,253,860	$63,476	$780,267	—	$3,693,377

Michael Nuzzo	—	—	—	—	—

Darren MacDonald	$60,406	$30,837	$25,969	—	$125,878

Justin Tichy	$1,993	$598	$6	—	$2,597

Ilene Eskenazi	—	—	—	—	—

(1)

Amounts in this column represent base salary and annual bonuses that were payable during fiscal 2020 but the receipt of which was deferred. These amounts are included in the Summary Compensation Table under “Salary” and “Bonus” for fiscal 2020 and under “Bonus” for the 2019 fiscal year (which were paid during fiscal 2020).

(2)	Amounts in this column represent matching contributions of the NEO’s contributions, which are included in the Summary Compensation Table under “All Other Compensation” for fiscal 2020.

(3)

The aggregate balance for each NEO includes the following amounts that were included in the Summary Compensation Table in prior fiscal years: (i) for Mr. Coughlin, $1,127,373; and (ii) for Mr. MacDonald, $15,360.

Messrs. Coughlin and MacDonald and, beginning January 2021, Mr. Tichy have elected to participate in our nonqualified deferred compensation plan, which is an unfunded plan that is available to executives and certain key partners and directors of Petco. Under the plan and pursuant to the terms of their employment agreements, as applicable, participants are permitted to defer a portion of their annual base salary and bonus. We make a matching contribution of 50% of an eligible partner’s contributions on the first 3% of base salary deferred (or, if the eligible partner is not yet eligible to participate in our 401(k) plan, the first 6% of base salary deferred) and on the first 6% of annual bonus deferred. Participants are 100% vested in matching contributions. Participants may select among a broad range of investment alternatives under this plan, and participants’ accounts are credited with a rate of return based on the performance of the selected investments. Petco does not provide above-market or preferential earnings on deferred compensation. If a participant separates from service on or after reaching age 55 and attaining six years of service, the participant’s account may be paid in a single lump sum or in annual installments from two to ten years (at the participant’s election). If a participant separates from service without meeting the age and service requirements set forth above, or as a result of his or her death or disability, the participant (or his or her beneficiaries, as applicable) will receive his or her account balance in the form of a lump sum. We have established a rabbi trust to assist in meeting a portion of our obligations under the plan. To the extent required to comply with Section 409A of the Code, payment upon termination of employment is subject to a six-month delay.

Potential Payments Upon Termination or Change in Control

Employment Agreements

Ronald Coughlin, Jr.

Mr. Coughlin’s amended employment agreement provides severance benefits to Mr. Coughlin in the event he is terminated without “Cause” or he resigns for “Good Reason,” in each case, subject to his execution of a release of claims. If such termination occurs more than three months prior to or more than 18 months following a “Change in Control,” the severance benefits include: (i) a lump sum payment equal to 18 months of his base salary; (ii) payment of any unpaid annual bonus from a prior fiscal year; (iii) a pro rata annual bonus for the year of termination based on actual achievement of applicable performance goals; (iv) pro-rata acceleration of the EBITDA PSUs if the EBITDA goal for the 2021 fiscal year is ultimately achieved; (v) acceleration of all time-based equity awards (excluding C Units) that would have vested during the 12 months following such termination; (vi) acceleration of all performance-based equity awards (excluding C Units and the EBITDA PSUs) for which the performance period ends during the 12 months following such termination, so long as such performance-based goals are actually achieved; and (vii) Petco-paid continued health insurance benefits under COBRA for up to 18 months following Mr. Coughlin’s termination.

Additionally, in the event such termination without Cause or resignation for Good Reason occurs within the three months prior to or the 18 months following a Change in Control, Mr. Coughlin will be eligible for the following severance benefits in lieu of the severance benefits described above: (i) a lump sum payment equal to two times the sum of his base salary and target annual bonus; (ii) payment of any unpaid annual bonus from a prior fiscal year; (iii) a pro rata annual bonus for the year of termination based on actual achievement of applicable performance goals; (iv) acceleration of the EBITDA PSUs if the EBITDA goal for fiscal 2021 is ultimately achieved; (v) accelerated vesting of time-based equity awards (excluding C Units); (vi) all outstanding performance-based equity awards (excluding C Units and EBITDA PSUs) will remain outstanding and eligible to become earned based on achievement of the performance-based goals as if Mr. Coughlin had remained employed; and (vii) Petco-paid continued health insurance benefits under COBRA for up to 18 months following such termination.

Mr. Coughlin’s amended and restated employment agreement also provides for the following accelerated vesting benefits upon a termination of his employment as a result of death or “Disability”: (i) accelerated vesting of time-based equity awards (excluding C Units); (ii) all outstanding performance-based equity awards (excluding C Units and EBITDA PSUs) will remain outstanding an eligible to become earned based on achievement of the performance-based goals as if Mr. Coughlin had remained employed; and (iii) acceleration of the EBITDA PSUs if the EBITDA goal for fiscal 2021 is ultimately achieved.

Upon a Change in Control, if the benefits under Mr. Coughlin’s amended and restated employment agreement would trigger an excise tax under Section 4999 of the Code, the amended and restated employment agreement provides that Mr. Coughlin’s benefits will be reduced to a level at which the excise tax is not triggered, unless Mr. Coughlin would receive a greater amount without such reduction after taking into account the excise tax and other applicable taxes.

For purposes of Mr. Coughlin’s employment agreement:

•	“Cause” includes: (i) Mr. Coughlin’s material breach of his employment agreement; (ii) the willful failure or refusal by him to substantially perform his duties; (iii) the conviction of Mr. Coughlin of, or the entering of a plea of nolo contendere by him with respect to, a felony or a misdemeanor involving moral turpitude; (iv) Mr. Coughlin’s inability or failure to competently perform his duties in any material respect due to the use of drugs or alcohol; and (v) Mr. Coughlin’s material breach of any policy or code of conduct of Petco, subject to, in the cases of clauses (i), (ii) and (v), customary notice and cure provisions.

•	“Change in Control” has the meaning provided under the 2021 Plan.

•	“Disability” means that Mr. Coughlin is either: (i) unable to engage in substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months Petco’s accident and health plan.

•	“Good Reason” means: (i) the removal of Mr. Coughlin from our board of directors; (ii) a material diminution in his authority, duties or responsibilities; (iii) a requirement that he report to any person or body other than our board of directors; (iv) a material diminution in his base salary or target bonus amount; (v) the relocation of his office by more than 30 miles; (vi) our failure to obtain the assumption in writing of its obligation to perform the amended and restated employment agreement by any successor to all or substantially all of our assets, whether direct or indirect by a merger, consolidation, sale or similar transaction, unless such assumption occurs by operation of law; or (vii) any other action or inaction that constitutes a material breach by us of his amended and restated employment agreement, in each case, subject to customary notice and cure provisions.

Michael Nuzzo

Mr. Nuzzo’s employment agreement provides severance benefits to Mr. Nuzzo in the event he is terminated without “Cause” or he resigns for “Good Reason,” in each case, subject to his execution of a release of claims. The severance benefits include: (i) a lump sum payment equal to 18 months of base salary; and (ii) if the termination is without “Cause” and occurs within 12 months following a change in control, a pro rata bonus for the year of termination, based on actual performance immediately prior to such termination, but in no event greater than the target bonus.

For purposes of Mr. Nuzzo’s employment agreement:

•

“Cause” includes: (i) Mr. Nuzzo’s material breach of his employment agreement; (ii) the failure or refusal by Mr. Nuzzo to perform his duties; (iii) the conviction of Mr. Nuzzo of, or the entering of a plea of nolo contendere by him with respect to, a felony; (iv) Mr. Nuzzo’s violation of our code of ethics or policies against discrimination or harassment; or (v) Mr. Nuzzo’s inability or failure to competently perform his duties in any material respect due to the use of drugs or alcohol, in the cases of clauses (i) and (ii), subject to customary notice and cure provisions.

•	“Good Reason” means: (i) a material diminution in Mr. Nuzzo’s authority, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities or the person to whom Mr. Nuzzo reports; (iii) a material diminution in Mr. Nuzzo’s base compensation; (iv) a material diminution of the budget over which Mr. Nuzzo has authority; (v) the relocation of his office to a location more than 50 miles from its present location other than a relocation to our San Antonio Support Center; (vi) our failure to obtain the assumption in writing of its obligation to perform the employment agreement by any successor to all or substantially all of our assets; or (vii) any other action or inaction that constitutes a material breach by us of Mr. Nuzzo’s employment agreement, in each case, subject to customary notice and cure provisions.

In addition to the benefits under his employment agreement, if Mr. Nuzzo’s employment is terminated without Cause, he will receive a pro rata portion of any unpaid retention bonuses based on the number of days Mr. Nuzzo was employed from August 31, 2018 through the date of such termination as compared to the number of days from August 31, 2018 through March 31, 2021, the date the final portion of the retention bonus is required to be paid. Additionally, upon the occurrence of a Change in Control (as described below under “—C Units”), any unpaid retention bonus will be paid in full.

Darren MacDonald

Mr. MacDonald’s employment agreement provides severance benefits to Mr. MacDonald in the event he is terminated without “Cause” or he resigns for “Good Reason,” in each case, subject to his execution of a release of claims. The severance benefits include: (i) a lump sum payment equal to 12 months of his base salary; (ii) a pro rata annual bonus for the year of termination based on actual performance; (iii) if the termination is less than six months prior to a change in control, public offering, secondary public offering, or payment of any cash dividend to our stockholders, payment of any earned Digital Growth Award; and (iv) Petco-paid continued health insurance benefits under COBRA for up to 12 months following Mr. MacDonald’s termination.

For purposes of Mr. MacDonald’s employment agreement:

•	“Cause” includes: (i) Mr. MacDonald’s material breach of his employment agreement; (ii) the intentional and material failure or refusal by Mr. MacDonald to substantially perform his duties; (iii) the conviction of Mr. MacDonald of, or the entering of a plea of nolo contendere by him with respect to, a felony or a misdemeanor involving moral turpitude; or (iv) Mr. MacDonald’s substantial inability or failure to perform the essential functions of his position even with reasonable accommodation as required by law, in the cases of clauses (i), (ii) and (iv), subject to customary notice and cure provisions.

•	“Good Reason” means: (i) a material diminution in Mr. MacDonald’s authority, duties or responsibilities; (ii) a requirement that he report to any person or body other than the chief executive officer or our board of directors; (iii) a diminution in his base salary; (iv) the relocation of his office to a location more than 50 miles from its present location; (v) our failure to obtain the assumption in writing of its obligation to perform the employment agreement by any buyer or successor to us upon the effective date of merger, consolidation, sale or similar transaction, unless such assumption occurs by operation of law; or (vi) any other action or inaction that constitutes a material breach by us of Mr. MacDonald’s employment agreement, in each case, subject to customary notice and cure provisions.

Justin Tichy

Mr. Tichy’s employment letter provides severance benefits in the event he is terminated without cause, subject to his execution of a release of claims. The severance benefits require a lump sum payment equal to 12 months of base salary.

Ilene Eskenazi

Ms. Eskenazi’s employment letter provides severance benefits in the event she is terminated without “Cause,” subject to her execution of a release of claims. The severance benefits are a lump sum payment equal to 12 months of base salary and six months of outplacement services.

For purposes of Ms. Eskenazi’s employment letter, “Cause” means: (i) Ms. Eskenazi’s material and willful breach of fiduciary duty in the performance of her duties, subject to customary notice and cure; (ii) Ms. Eskenazi’s conviction of a felony which can be reasonably expected to have a material adverse impact on Petco’s business or reputation; or (iii) Ms. Eskenazi’s commission of any act of fraud or embezzlement with respect to Petco.

C Units

All unvested C Units will become fully vested upon the occurrence of a “Change in Control,” subject to each NEO’s continued employment through such event. A Change in Control did not occur upon the closing of our initial public offering for purposes of the C Units.

In addition to acceleration upon a Change in Control, a portion of each NEO’s C Units may vest upon direct or indirect sales by Scooby LP of our Class A common stock, and all unvested C Units will fully accelerate in the event Scooby LP sells 90% of its direct or indirect holdings of our Class A common stock.

Upon an NEO’s termination without “Cause” (and, for Mr. Coughlin, a resignation for “Good Reason”): (i) a pro-rata portion of the C Units that would have vested at the next regularly scheduled vesting date will be accelerated based on the number of days elapsed since the most recent vesting date as compared to the total number of days between the most recent vesting date and the next regularly scheduled vesting date; and (ii) the NEO will continue to receive the benefit of the preceding paragraph for direct or indirect sales of our Class A common stock by Scooby LP up to 180 days following the date of termination.

For purposes of the C Units, “Cause” and “Good Reason” generally have the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, the meaning set forth in the Scooby LP partnership agreement. Additionally, “Change in Control” generally includes (i) a third party’s acquisition of 50% or more of Scooby LP or (ii) a third party’s acquisition of all or substantially all of the assets of Scooby LP and its subsidiaries, in each case, so long as the proceeds received by the Sponsors or Scooby LP consist of cash or marketable securities.

Additionally, the C Units are subject to customary repurchase rights in favor of Scooby LP in the event of the NEO’s termination of employment.

Equity Awards

Except with respect to awards under the 2021 Plan granted to Mr. Coughlin, which are governed by the acceleration terms set forth under his amended and restated employment agreement as described above, the award agreements governing the outstanding stock options and RSUs under the 2021 Plan provide for accelerated vesting upon certain terminations of employment. Upon an NEO’s termination of employment as a result of death or disability, all outstanding stock options and RSUs held by such NEO will become fully vested. Similarly, upon a termination of an NEO’s employment without “Cause” or a resignation for “Good Reason,” in each case, within 24 months following a “Change in Control,” all outstanding stock options and RSUs held by such NEO will become fully vested.

Additionally, upon an NEO’s “Retirement,” (i) prior to the first anniversary of the grant date, a pro-rated portion of all unvested stock options and RSUs held by such NEO will become vested and (ii) on or following the first anniversary of the grant date, all outstanding stock options and RSUs held by such NEO will become fully vested.

For purposes of awards under the 2021 Plan:

•	“Cause” has the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, generally means: (i) the NEO’s material breach of any agreement with Petco; (ii) the willful failure or refusal by the NEO to substantially perform his or her duties; (iii) the commission or conviction of the NEO of, or the entering of a plea of nolo contendere by the NEO with respect to a felony or misdemeanor involving moral turpitude; (iv) the NEO’s gross misconduct that causes harm to Petco’s reputation; or (v) the NEO’s inability or failure to competently perform his or her duties in any material respect due to the use of drugs or other illicit substances.

•	“Change in Control” general means the occurrence of any of the following: (i) any person becoming the beneficial owner of 50% or more of Petco’s outstanding securities; (ii) incumbent directors cease to constitute a majority of our board of directors; (iii) consummation of a merger or consolidation, other than a merger or consolidation which would result in the holders of Petco’s voting securities prior to such transaction continue to represent at least 50% of the combined voting power of the securities of Petco or surviving entity of such transaction; (iv) implementation of a plan of complete liquidation or dissolution of Petco; or (v) a sale of all or substantially all of Petco’s assets.

•	“Good Reason” has the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, generally means: (i) a material diminution in the NEO’s authority, duties, or responsibilities with Petco; (ii) a material diminution in the NEO’s base salary; (iii) a geographic relocation by more than 50 miles; or (iv) a material breach of Petco of its obligations under the award agreement, in each case, subject to customary notice and cure provisions.

•	“Retirement” means an NEO’s resignation after attaining age 55 with 10 years or more of service to Petco.

Quantification of Potential Payments

The table below sets forth the aggregate amounts that would have been payable to each NEO under the employment agreements, employment letters, C Units, and award agreements under the 2021 Plan, as described above, assuming the applicable termination event or Change in Control occurred on January 30, 2021. As of January 30, 2021, none of our NEOs were Retirement-eligible for purposes of awards granted under the 2021 Plan.

Name	Termination without Cause ($)	Resignation for Good Reason ($)	Death or Disability ($)	Qualifying Termination in Connection with a Change in Control ($)(1)	Change in Control ($)

Ronald Coughlin, Jr.

Cash Payments (2)	$3,274,881	$3,274,881	—	$5,991,389	—

Continued Health Benefits (3)	$21,888	$21,888	—	$21,888	—

Equity Awards (4)	$34,517,242	$34,517,242	$15,460,434	$168,580,434	$153,120,000

Total	$37,814,011	$37,814,011	$15,460,434	$174,593,711	$153,120,000

Michael Nuzzo

Cash Payments (2)	$1,901,498	$996,938	—	$2,521,663	$1,000,000

Equity Awards (4)	$490,938	—	$8,228,243	$19,578,243	$11,350,000

Total	$2,392,436	$996,938	$8,228,243	$22,099,906	$12,350,000

Darren MacDonald

Cash Payments (2)	$1,267,736	$1,267,736	—	$3,687,736	$2,420,000

Continued Health Benefits (3)	—	—	—	—	—

Equity Awards (4)	$1,499,754	—	$2,917,416	$13,197,416	$10,280,000

Total	$2,767,490	$1,267,736	$2,917,416	$16,885,152	$12,700,000

Justin Tichy

Cash Payments (2)	$600,000	—	—	$600,000	—

Equity Awards (4)	$506,204	—	$2,917,416	$15,656,416	$12,739,000

Total	$1,106,204	—	$2,917,416	$16,256,416	$12,739,000

Ilene Eskenazi

Cash Payments (2)	$490,000	—	—	$490,000	—

Outplacement Benefits (5)	$7,000	—	—	$7,000	—

Equity Awards (4)	$552,198	—	$1,296,636	$8,706,636	$7,410,000

Total	$1,049,198	—	$1,296,636	$9,203,636	$7,410,000

(1)

Amounts in this column also include (i) severance payable upon a qualifying termination that is not in connection with a change in control for those NEOs who do not receive enhanced severance benefits upon a qualifying termination in connection with a change in control and (ii) the value of C Units that would become vested upon a change in control without regarding to any corresponding qualifying termination.

(2)	These amounts include cash severance payments under the employment agreements and employment letters, as well as any acceleration of cash bonuses.

(3)

Amounts in this row are based on premiums in effect as of February 1, 2021, which are assumed for purposes of these calculations to remain in effect throughout the duration of the period in which continued health benefits are provided. For Mr. MacDonald, although he eligible to receive continued health benefits under the terms of his employment agreement, as of February 1, 2021, he was not a participant in our health plan and thus would not have received any benefit had the applicable termination occurred on such date.

(4)

Amounts in this row reflect (i) the C Units that would become vested upon occurrence of the applicable event based on the value as of January 30, 2021 based on the distributions the C Units would be eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock on January 29, 2021, the last trading day of fiscal 2020 for purposes of valuing the Class A common stock held indirectly by Scooby LP, less the applicable Distribution Threshold and (ii) the stock options and RSUs that would become vested upon occurrence of the applicable event based on a per share price of $26.03, the closing price of our Class A common stock on January 29, 2021, the last trading day of fiscal 2020, less the exercise price, if applicable. No amounts are included for the EBITDA PSUs, as such awards would have remained subject to achievement of the applicable performance goals following any of the applicable events.

(5)	Amounts in this row include the estimated value of outplacement benefits for six months.

PROPOSAL 2—NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers for the fiscal year ended January 30, 2021, as pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “say-on-pay” vote).

As described in detail under the heading “Executive Compensation,” our executive compensation program is designed to attract, retain, motivate and reward highly skilled, performance-oriented executives who thrive in a culture focused on delivering purpose-driven results. We incentivize our senior leaders to deliver the highest levels of execution and business results, while also delivering on our mission of improving the lives of pets, pet parents and our own Petco partners. We carry out these objectives through the following attributes of our executive compensation program:

•	We align executive compensation with achievement of operational and financial results, increases in stockholder value and delivering on our mission.

•	A significant portion of total compensation for our executives is at-risk and is subject to short-term and long-term incentive programs that are designed to align their interests with those of our stockholders.

•	We evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size and other relevant criteria in making pay decisions.

•	Total compensation for individual executives is influenced by a variety of factors, including each executive’s scope of responsibility, individual performance, skill set, experience and expected future contributions.

•	We focus on creating simple, straightforward compensation programs that our partners and stockholders can easily understand.

Please read the “Executive Compensation” section beginning on page 21 for additional details about our executive compensation program, including information about the compensation of our Named Executive Officers during fiscal 2020.

We are asking stockholders to vote “For” the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s Named Executive Officers for the fiscal year ended January 30, 2021, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion disclosed in this Proxy Statement.”

Approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of at least a majority of the votes cast. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on this Proposal 2. Holders of Class B-2 common stock are not entitled to vote on this Proposal 2. Holders of Class A and Class B-1 common stock may vote “For,” “Against,” or “Abstain” with respect to this Proposal 2. Abstentions and broker non-votes are not considered “votes cast” and, therefore, will have no effect on the outcome of this Proposal 2.

This resolution will not be binding on our board of directors or the compensation committee. However, our board of directors and the compensation committee will review and consider the results of this Proposal 2 when making future compensation decisions for our Named Executive Officers. If shareholders approve the “1 Year” option as the frequency of future say-on-pay votes under Proposal 3, we expect that we will conduct our next say-on-pay vote at the 2022 annual meeting of stockholders.

FOR	OUR BOARD, UPON RECOMMENDATION OF OUR COMPENSATION COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3—NON-BINDING, ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act enables our stockholders to indicate how frequently we should seek a non-binding, advisory vote to approve the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “say-on-frequency” vote). By voting on this Proposal 3, stockholders may indicate, on a non-binding, advisory basis, whether the say-on-pay advisory vote should occur with a frequency of 1 year, 2 years or 3 years, or abstain on this matter.

Our board of directors has determined that an annual say-on-pay vote will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our board of directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation matters.

Approval of the frequency of future say-on-pay votes requires the affirmative vote of at least a majority of the votes cast. You may vote for the frequency of

“1 Year,” “2 Years,” “3 Years” or “Abstain.” Because this Proposal has four choices, it is possible that no choice will receive a majority of the votes cast. Therefore, our board of directors will consider the choice that receives the highest number of votes as the choice supported by our stockholders. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on this Proposal 3. Holders of Class B-2 common stock are not entitled to vote on this Proposal 3. Holders of Class A and Class B-1 common stock may vote for the frequency of “1 Year,” “2 Years,” “3 Years” or “Abstain” with respect to this Proposal 3. Abstentions and broker non-votes are not considered “votes cast” and, therefore, will have no effect on the outcome of this Proposal 3.

This say-on-frequency vote is not binding on our board of directors. However, our board of directors has determined that if the frequency of “1 Year” option receives the highest number of votes pursuant to this Proposal 3, then it will adopt an annual frequency of future say-on-pay votes.

1 YEAR

OUR BOARD, UPON RECOMMENDATION OF OUR COMPENSATION COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY OF “1 YEAR” FOR FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following is a summary of Ernst & Young LLP’s fees for professional services rendered to us for the 2020 and 2019 fiscal years.

(in millions)	Fiscal 2020(1)	Fiscal 2019(1)

Audit Fees (1)	$5.2	$—

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees	—	—

Total	$5.2	$—

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, and additional work performed in connection with the company’s initial public offering. Audit fees billed in fiscal 2020 included fees for the audits of our fiscal 2020, fiscal 2019 and fiscal 2018 financial statements.

Pre-Approval of Audit and Non-Audit Services Policy

The audit committee adopted a policy for pre-approving all audit and permitted non-audit services provided by Ernst & Young LLP. The audit committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The audit committee has delegated authority to the chair of the audit committee to pre-approve audit and non-audit services in amounts up to $500,000 (1) per engagement, (2) per additional category of services or (3) to the extent otherwise required under the policy, for services exceeding the pre-approved budgeted fee levels for the specified service. All of the services and fees identified in the table above were approved in accordance with SEC and Public Company Accounting Oversight board (the “PCAOB”) requirements and, following our initial public offering, pursuant to the pre-approval policy described in this paragraph.

AUDIT COMMITTEE REPORT*

The audit committee has reviewed and discussed our audited financial statements with management and Ernst & Young LLP, and has discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the PCAOB and SEC. Additionally, the audit committee has received the written disclosures and the letter from Ernst & Young LLP, as required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence. Based upon such review and discussion, the audit committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 for filing with the SEC.

Audit Committee of the Board of Directors,

Sabrina Simmons (Chair)

Maximilian Biagosch

R. Michael Mohan

*

This report of the audit committee is required by the SEC rules and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee, pursuant to authority granted to it by the board, is directly responsible for the appointment, compensation, retention and oversight of Petco’s independent registered public accounting firm. In accordance with its charter, the audit committee evaluates the independent registered public accounting firm’s qualifications, performance and independence at least annually.

Our audit committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since July 17, 2020. The members of the audit committee and the board believe that the continued retention of Ernst & Young LLP as Petco’s independent registered public accounting firm is in the best interests of Petco and its stockholders. Our board of directors and audit committee value the opinions of our stockholders and consider the selection of such firm to be an important matter of stockholder concern. The selection of Ernst & Young LLP is accordingly being submitted for ratification by our stockholders as a matter of good corporate practice. If the stockholders fail to ratify this selection, our board of directors and audit committee will consider the outcome of the vote in determining whether to retain this firm for the fiscal year ending January 29, 2022. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2022 requires the affirmative vote of a majority of the votes cast. Only holders of Class A and Class B-1 common stock are entitled to vote on this Proposal 4. Holders of Class B-2 common stock are not entitled to vote on this Proposal 4. Holders of Class A and Class B-1 common stock may vote “For,” “Against,” or “Abstain” with respect to this Proposal 4. Abstentions and broker non-votes are not considered “votes cast” and, therefore, will have no effect on the outcome of this Proposal 4.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions.

FOR

OUR BOARD, UPON RECOMMENDATION OF OUR AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 29, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Review, Approval, and Ratification of Related Person Transactions

Our board of directors adopted a written policy regarding the review, approval, ratification or disapproval by our audit committee of transactions between us or any of our subsidiaries and any related person (defined to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, and any immediate family member of any of the foregoing persons) in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one or more of such related persons has a direct or indirect material interest. In approving or rejecting any such transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval, ratification, or disapproval of the transaction.

Other than the transactions described below under “Related Person Transactions,” there have been no other “related person transactions” that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

Related Person Transactions

3.00% Senior Notes

In January 2016, we issued 0.75% Senior Unsecured Notes in an initial aggregate principal amount of $125 million to Scooby LP and other noteholders. On April 16, 2019, the notes were extended, amended, and restated with an interest rate of 3.00% (with effectiveness from January 26, 2019) (as amended, the “3.00% Senior Notes”). The 3.00% Senior Notes were subsequently extended, amended, and restated on July 25, 2019, February 3, 2020, and September 28, 2020. As of September 28, 2020, Scooby LP held a total principal amount of $120.4 million of the 3.00% Senior Notes.

In connection with our initial public offering, the noteholders, including Scooby LP, contributed $132 million in aggregate principal amount of the outstanding 3.00% Senior Notes to us, plus accrued and unpaid interest. In connection with the contribution, we paid Scooby LP $4 million to cover certain of its expenses. After accounting for an offset of certain inter-company indebtedness, we cancelled the 3.00% Senior Notes and recorded the cancellation as a capital contribution to us.

Promissory Note

Scooby LP holds a promissory note issued by Petco Animal Supplies, Inc. (“Petco Animal Supplies”) with an initial principal amount of $3.5 million in connection with the acquisition by Petco Animal Supplies of an online pet healthcare service on March 22, 2017. Half of this promissory note was redeemed effective as of March 25, 2019, and the remaining half of the promissory note, equal to approximately $1.9 million, remained outstanding as of January 30, 2021.

Management Services Agreement

On January 26, 2016, in connection with the acquisition of our company by our Sponsors, Petco Animal Supplies entered into a management services agreement with certain affiliates and/or investment advisors of our Sponsors (the “Sponsor MSA Parties”), pursuant to which, among other things, the Sponsor MSA Parties agreed to provide certain management and financial services to us. The services included management, consulting, and financial planning services in connection with the operation and growth of our company. As compensation for such services, we agreed to reimburse the Sponsor MSA Parties’ costs for services rendered, including expenses related to maintaining the holding company structure through which our Sponsors own us indirectly, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the services rendered. We also agreed to provide customary indemnification to the Sponsor MSA Parties. We paid approximately $340,000 in fiscal year 2018, $45,000 in fiscal year 2019, and $220,000 in fiscal year 2020, in costs and reimbursements. This agreement was terminated in connection with the closing of our initial public offering.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with our Principal Stockholder. The agreement contains provisions that require us to register, under the federal securities laws, the offer and resale of shares of our Class A common stock held by our Principal Stockholder upon demand thereof. The agreement grants our Principal Stockholder the opportunity to include its shares in any registration statement filed by us in connection with a public offering of our equity securities (customarily known as “piggyback rights”). These registration rights are subject to certain conditions and limitations. We are generally obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

Stockholder’s Agreement

In connection with the completion of our initial public offering, we entered into a stockholder’s agreement with our Principal Stockholder. The stockholder’s agreement gives our Principal Stockholder the right to designate a certain number of nominees for election to our board of directors and certain committee nomination and observer rights so long as our Principal Stockholder does not sell below, or beneficially owns (directly or indirectly), as applicable, a specified percentage of our outstanding Class A common stock and Class B-1 common stock. For additional information, please see “—Composition of the Board of Directors” above.

Additionally, the stockholder’s agreement provides that we will not take certain significant actions specified therein without the prior written consent of our Principal Stockholder as long as our Principal Stockholder (including its permitted transferees under the stockholder’s agreement) beneficially owns (directly or indirectly) at least 25% of the outstanding shares of Class A common stock and Class B-1 common stock (as adjusted for stock splits, combinations, reclassifications and similar transactions). Such specified actions include:

•	liquidation, dissolution or winding up of our Company;

•	any material change in the nature of the business or operations of our Company and our subsidiaries, taken as a whole, as of the date of the stockholder’s agreement;

•	hiring or terminating our CEO and his or her successors and, so long as our Principal Stockholder beneficially owns (directly or indirectly) at least 50% of the outstanding shares of Class A common stock and Class B-1 common stock (as adjusted for stock splits, combinations, reclassifications, and similar transactions), hiring or terminating any other executive officer of our company and his or her successor;

•	any mergers or other transaction that, if consummated, would constitute a “change in control” (as defined in the stockholder’s agreement) or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a “change in control”;

•	entering into any agreement providing for the acquisition or divestiture of assets or persons, in each such case, involving consideration payable or receivable by our Company or any of our subsidiaries in excess of a specified monetary threshold in a 12-month period;

•	any incurrence by us or any of our subsidiaries of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another person), other than indebtedness incurred under an existing and previously approved revolving credit facility, in excess of a specified monetary threshold in a 12-month period or that would result in our company’s total net leverage ratio exceeding 4:00:1:00;

•	any issuance or series of related issuances of equity securities by us or our subsidiaries, other than grants of equity securities under any equity compensation plan (including an employee stock purchase plan) approved by our board of directors or a committee thereof;
•	any payment or declaration of any dividend or other distribution of any shares of Class A Common Stock or Class B-1 Common Stock or entering into any recapitalization transaction the primary purpose of which is to pay a dividend of shares of Class A Common Stock or Class B-1 Common Stock;

•	any increase or decrease in the size of our board of directors or the committees of our board; and

•	amendments to, or modification or repeal of, organizational documents (such as our second amended and restated certificate of incorporation (“certificate of incorporation”) and bylaws or equivalent organizational documents of our subsidiaries) that adversely affect any of our Principal Stockholder, CVC or CPP Investments, or their respective affiliates.

Note Purchase Agreement

In connection with our initial public offering, our Principal Stockholder entered into a Note Purchase Agreement (the “Note Purchase Agreement”), dated January 19, 2021, with (i) CVC B-2 SPV, LLC, as guarantor, and 9314601 B-2 SPV, LLC, as guarantor (collectively, the “Guarantors”), (ii) U.S. Bank National Association, as the notes agent and calculation agent, and (iii) certain noteholders party thereto. Pursuant to the Note Purchase Agreement, $450 million in aggregate principal amount of Senior Secured Floating Rate Notes (the “Notes”) were issued. The Notes are secured by a pledge of all existing and after-acquired assets of our Principal Stockholder and the Guarantors, including shares of our Class A and Class B-1 common stock held by our Principal Stockholder and shares of our Class B-2 common stock held by the Guarantors, as further set forth in a Pledge and Security Agreement, dated January 19, 2021, by and among our Principal Stockholder, the Guarantors and U.S. Bank National Association, as the notes agent (the “Pledge and Security Agreement”). The Notes will be repaid and the pledge securing the Notes will be eliminated once our Principal Stockholder has sold such shares in amounts sufficient to repay the outstanding amount thereof, taking into account any such proceeds retained by our Principal Stockholder.

Secondary Offering

Our Sponsors, through their indirect ownership of our Principal Stockholder, intend to sell a certain number of shares of Class A common stock in connection with the secondary offering described in the Form S-1 filed on May 24, 2021. In addition, certain of our executive officers and directors may indirectly receive proceeds as a result of these sales because they are entitled to distributions as holders of Common Series B Units and/or Common Series C Units of Scooby, LP, the direct owner of our Principal Stockholder.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information as of May 1, 2021 (or as of the date otherwise indicated below) regarding beneficial ownership by:

•	each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

•	our directors and director nominees;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127.

The number of shares beneficially owned by each entity or individual is determined under the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of June 30, 2021 (60 days after May 1, 2021) through the exercise of any stock options, through the vesting/settlement of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after June 30, 2021 and any RSUs vesting/settling, as applicable, on or before June 30, 2021 that may be payable in cash or shares at Petco’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such power with his or her spouse, as applicable) with respect to the shares set forth in the following table.

The percentage ownership information shown in the following table is based on 226,479,442 shares of our Class A common stock, 37,790,781 shares of our Class B-1 common stock and 37,790,781 shares of our Class B-2 common stock outstanding as of May 1, 2021. The rights of the holders of our Class A common stock and our Class B-1 common stock are identical in all respects, except that our Class B-1 common stock does not vote on the election or removal of directors. The rights of the holders of our Class B-2 common stock differ from the rights of the holders of our Class A common stock and Class B-1 common stock in that holders of our Class B-2 common stock only possess the right to vote on the election or removal of directors.

	Class A			Class B-1		Class B-2			% of Total Voting Power(1)	% of Total Director Election and Removal Power
	Number		%	Number	%	Number	%

Certain Stockholders

Scooby Aggregator, LP (2)(3)(4)	171,224,140		75.6%	37,790,781	100.0%	—	—%		79.1%	64.8%

CVC B-2 SPV, LLC (3)(5)	—		—	—	—	19,273,298	51.0		—	7.3

9314601 B-2 SPV, LLC (6)	—		—	—	—	18,517,483	49.0		—	7.0

Directors and Named Executive Officers

Ronald Coughlin, Jr.	1,200	(7)	*	—	—	—	—	*		*

Michael Nuzzo	—		—	—	—	—	—		—	—

Ilene Eskenazi	4,000		*	—	—	—	—	*		*

Darren MacDonald	55,302		*	—	—	—	—	*		*

Justin Tichy	1,500		*	—	—	—	—	*		*

Maximilian Biagosch	—		—	—	—	—	—		—	—

Cameron Breitner	—		—	—	—	—	—		—	—

Gary Briggs	—		—	—	—	—	—		—	—

Nishad Chande	—		—	—	—	—	—		—	—

Christy Lake	—		—	—	—	—	—		—	—

R. Michael Mohan	—		—	—	—	—	—		—	—

	Class A			Class B-1		Class B-2		% of Total Voting Power(1)	% of Total Director Election and Removal Power
	Number		%	Number	%	Number	%

Jennifer Pereira	—		—	—	—	—	—	—	—

Sabrina Simmons	—		—	—	—	—	—	—	—

Christopher J. Stadler	—		—	—	—	—	—	—	—

Mary Sullivan	—		—	—	—	—	—	—	—

All Directors and Executive Officers as a group (19 persons)	64,502	(8)	*	—	—	—	—	*	*

*	Represents holdings of less than 1% of any class of our common stock.

(1)	Does not include the right to vote on the election or removal of our directors.

(2)

Represents shares of our common stock directly held by our Principal Stockholder. The general partner of our Principal Stockholder is Scooby Aggregator GP, LLC, a member managed limited liability company whose sole member is Scooby LP. The general partner of Scooby LP is Scooby GP LLC, a member-managed limited liability company whose sole members are CVC Pet LP and CPP Investments. Both CVC Pet LP and CPP Investments have material consent rights with respect to the actions of Scooby GP LLC. As described above under “—Related Person Transactions—Note Purchase Agreement,” our Principal Stockholder entered into a Note Purchase Agreement (as defined above), pursuant to which the Notes (as defined above) were issued. The Notes are secured by a pledge of all existing and after-acquired assets of our Principal Stockholder and the Guarantors (as defined above), including shares of our Class A and Class B-1 common stock held by our Principal Stockholder and shares of our Class B-2 common stock held by the Guarantors, as further set forth in the Pledge and Security Agreement (as defined above). The Notes will be repaid and the pledge securing the Notes will be eliminated once our Principal Stockholder has sold shares in amounts sufficient to repay the outstanding amount thereof, taking into account any such proceeds retained by our Principal Stockholder.

(3)

Investment and voting power with regard to shares directly held by CVC Pet LP rests with the board of directors of its general partner, CVC Scooby Jersey GP Limited. Certain investment funds managed by CVC Capital Partners VI Limited wholly own CVC Scooby Jersey GP Limited, and investment and voting power with regard to the shares held by such funds rests with the board of directors of CVC Capital Partners VI Limited, which consists of Carl Hansen, Victoria Cabot and Fred Watt, each of whose address is c/o CVC Capital Partners VI Limited, 27 Esplanade, St Helier, Jersey JE1 1SG, Channel Islands. Each of these individuals may be deemed to indirectly share voting and/or investment power over the shares held of record by our Principal Stockholder. The approval of a majority of such directors is required to make any investment or voting decision with regard to any shares beneficially owned by CVC Pet LP, and as such, each such individual disclaims beneficial ownership of such shares.

(4)

Investment and voting power with regard to shares indirectly beneficially held by CPP Investments (through our Principal Stockholder) rests with Canada Pension Plan Investment Board (“CPPIB”). John Graham is the President and Chief Executive Officer of CPPIB and, in such capacity, may be deemed to have voting and dispositive power with respect to the shares of our common stock beneficially owned by CPPIB. Mr. Graham disclaims beneficial ownership over any such shares. The address of CPPIB is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada.

(5)	Represents shares of our Class B-2 common stock directly held by CVC B-2 SPV, LLC, a wholly-owned subsidiary of CVC Pet LP.

(6)

Represents shares of our Class B-2 common stock directly held by 9314601 B-2 SPV, LLC, a wholly-owned indirect subsidiary of Richard Hamm, who is unaffiliated with CPPIB. 9314601 B-2 SPV, LLC has agreed not to vote or transfer any shares of Class B-2 common stock held by it or such subsidiary except as directed by CPPIB, and accordingly, CPPIB may be deemed to beneficially own such shares held by 9314601 B-2 SPV, LLC or such subsidiary for purposes of Section 13(d) of the Exchange Act. See footnote (4) above for information regarding CPPIB.

(7)

These shares are held in accounts for Mr. Coughlin’s children, and Mr. Coughlin is the custodian of the accounts. Mr. Coughlin disclaims beneficial ownership of the shares held in the custodial accounts.

(8)

Includes: (i) 500 shares held in an account for Mr. Hassan’s child (Mr. Hassan is the custodian of the account and disclaims beneficial ownership of the shares held in the custodial account); (ii) 500 shares purchased by Ms. Bonfilio through our directed share program offered in connection with our initial public offering; and (iii) 1,500 shares purchased by Mr. Zavada through our directed share program offered in connection with our initial public offering.

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting to be held on Wednesday, July 21, 2021 at 12:00 p.m., Pacific Time, or at any adjournments or postponements thereof.

1. Where is the Annual Meeting being held?

Our board of directors has determined that the Annual Meeting will be held online via live audio webcast at www.virtualshareholdermeeting.com/WOOF2021. We believe that this is the right choice for Petco as it provides expanded stockholder access regardless of the size of the Annual Meeting or resources available to stockholders, improves communications and, given the ongoing pandemic, ensures the health and safety of participants by allowing them to participate from any location at no additional cost. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting.

2. What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the four director nominees named in this proxy statement as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1);

2.	To approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (Proposal 2);

3.	To approve, on a non-binding, advisory basis, the frequency of future non-binding, advisory votes to approve the compensation of our Named Executive Officer (Proposal 3); and

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022 (Proposal 4).

Additionally, stockholders are entitled to vote (in accordance with the rights described in Question 3 below) on such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those included in these proxy materials. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

3. Who can vote at the Annual Meeting?

Stockholders of record as of the close of business on May 24, 2021, the record date, are entitled to participate in and vote at the Annual Meeting. Pursuant to our certificate of incorporation, holders of our (i) Class A common stock are entitled to one vote on all matters submitted to a vote of stockholders, (ii) Class B-1 common stock have the same rights as our Class A common stock, except that such holders of our Class B-1 common stock are not entitled to vote in the election or removal of directors and (iii) Class B-2 common stock only have the right to vote in the election or removal of directors. Accordingly:

•	Holders of Class A common stock are entitled to vote on all proposals that will be addressed at the Annual Meeting (Proposals 1, 2, 3 and 4).

•	Holders of Class B-1 common stock are entitled to vote only on Proposals 2, 3 and 4.

•	Holders of Class B-2 common stock are entitled to vote only on Proposal 1.

As of the record date, there were 226,479,442 shares of our Class A common stock issued and outstanding, 37,790,781 shares of our Class B-1 common stock issued and outstanding, and 37,790,781 shares of our Class B-2 common stock issued and outstanding. Holders of our common stock are entitled to one vote per share on any matter on which the applicable class of common stock is entitled to vote. Pursuant to our certificate of incorporation, holders of Class A, Class B-1 and Class B-2 common stock are not entitled to cumulative voting.

4. How can I participate in, and vote at, the Annual Meeting online?

To participate in the Annual Meeting, including to vote, ask questions and view the list of registered stockholders as of the record date during the meeting, stockholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/WOOF2021, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website.

If your shares are held in street name and your Notice or voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

The Annual Meeting will begin at 12:00 p.m. Pacific Time on Wednesday, July 21, 2021. Online check-in will begin at approximately 11:30 a.m. Pacific Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check-in. On the day of the Annual Meeting, if you experience technical difficulties either during the check-in process or during the Annual Meeting, please call 844-976-0738 (US) or 303-562-9301 (international) for assistance. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Stockholders may submit questions during the Annual Meeting on the Annual Meeting website. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized and answered, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website.

5. How does the board of directors recommend that I vote?

Our board of directors unanimously recommends that stockholders vote “FOR ALL” with respect to the director nominees named in Proposal 1, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers (Proposal 2), for “1 Year” as the frequency of future advisory votes to approve the compensation of our Named Executive Officers (Proposal 3) and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022 (Proposal 4).

6. How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the common stock outstanding and entitled to vote at the Annual Meeting, must be present or represented by proxy.

7. What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

8. What is a proxy card?

The proxy card enables you to appoint Ronald Coughlin, Jr., Michael Nuzzo and Ilene Eskenazi as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing such persons to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the date of the Annual Meeting in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

9. If I am a stockholder of record of the Company’s shares, how do I vote?

Before the Annual Meeting, you may vote:

•	by mail, by completing, signing, and dating your proxy card (if applicable);

•	online at www.proxyvote.com; or

•	by telephone, at 1-800-690-6903.

During the Annual Meeting, you may vote online at www.virtualshareholdermeeting.com/WOOF2021.

10. If I am a beneficial owner of shares held in street name, how do I vote?

Beneficial owners should check their voting instruction form or Notice for how to vote in advance of, and how to participate in, the Annual Meeting.

11. Will my shares be voted if I do not provide my proxy? What are broker non-votes?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm, bank, broker-dealer, or other similar organization. Brokerage firms, banks, broker-dealers and other nominees generally have the authority to vote shares not voted by customers on certain “routine” matters. Because the ratification of an independent registered public accounting firm (Proposal 4) is the only matter that is considered to be “routine” at the Annual Meeting, your shares may only be voted by your brokerage firm, bank, broker-dealer or other nominee for the ratification of our independent registered public accounting firm. We expect that there should be no broker non-votes (as described below) with respect to Proposal 4.

Brokerage firms, banks, broker-dealers and other nominees are prohibited from exercising discretionary authority on non-routine matters. Each of the election of directors (Proposal 1), say-on-pay vote (Proposal 2) and say-on-frequency vote (Proposal 3) is considered a non-routine matter, and, therefore, brokerage firms, banks, broker-dealers and other nominees cannot exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting for which you are entitled to vote, those shares will still be counted for purposes of determining if a quorum is present, but will have no effect on the outcome of the vote.

12. What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the nominees who receive the highest number of shares voted “For” his or her election are elected. Only holders of Class A common stock and Class B-2 common stock are entitled to vote on the election of directors (Proposal 1).

A “withhold” vote against a director and broker non-votes will have no direct effect on his or her election. However, our board also adopted a resignation policy. Under the resignation policy, any director who receives a greater number of votes “withheld” for his or her election than “for” such election must promptly tender his or her resignation offer to the nominating and corporate governance committee. The nominating and corporate governance committee will recommend to our board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that our board accept any resignation offer, the nominating and corporate governance committee may consider all factors that the Committee’s members believe are relevant. Our board will act on the nominating and corporate governance committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation offer will not participate in the proceedings of either the nominating and corporate governance committee or our board with respect to his or her own resignation offer.

13. What vote is required for other proposals?

Approvals of Proposals 2, 3 and 4 require the affirmative vote of at least a majority of the votes cast. However, because Proposal 3 has four choices (“1 year,” “2 years,” “3 years” or “abstain”), it is possible that no choice will receive a majority of the votes cast. Therefore, our board of directors will consider the choice that receives the highest number of votes as the choice supported by our stockholders.

Abstentions are not considered “votes cast” and will have no effect on the outcome of Proposals 2, 3 and 4. Similarly, broker non-votes are not considered “votes cast” and will have no effect on the outcome of Proposals 2 and 3. Because broker discretionary voting is permitted with respect to Proposal 4, there should be no broker non-votes with respect to such Proposal. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on Proposals 2, 3 and 4.

14. Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Secretary at 10850 Via Frontera, San Diego, CA 92127 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank, broker-dealer or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

15. What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR ALL” each of the director nominees (Proposal 1), “FOR” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers (Proposal 2), for “1 Year” as the frequency of future votes to approve the compensation of our Named Executive Officers (Proposal 3) and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022 (Proposal 4).

16. Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

17. Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

18. Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our board.

Submission of Stockholder Proposals for the 2022 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company by email at InvestorRelations@Petco.com or in writing, c/o our Corporate Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 no later than the close of business on January 26, 2022.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting (but not for inclusion in the proxy statement). Notice of a nomination or proposal must be delivered to the Company by email at InvestorRelations@Petco.com or in writing, c/o our Corporate Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2022 annual meeting of stockholders, notice of a nomination or proposal must be delivered to us no earlier than the close of business on March 23, 2022 and no later than the close of business on April 22, 2022. Nominations and proposals also must satisfy other requirements set forth in the bylaws.

For purposes of these proposals, “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not such day is a business day.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and, together, both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions: If the shares are registered in the name of the stockholder, the stockholder should notify us by email at InvestorRelations@Petco.com or in writing, c/o our Corporate Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 to inform us of his or her request. If a brokerage firm, bank, broker-dealer or other nominee holds the shares, the stockholder should contact such bank, broker or other nominee directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website at http://www.sec.gov.

We will provide, without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended January 30, 2021, including the financial statements and schedules (the “2020 annual report”). Any requests for copies of information, reports or other filings with the SEC should be directed to us by email at InvestorRelations@Petco.com or in writing, c/o our Corporate Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 to inform us of your request. The 2020 annual report and this proxy statement are also available online at https://ir.petco.com/.

petco

THE HEALTH +
WELLNESS CO.

10850 Via Frontera
San Diego, CA 92127

www.petco.com

SCAN TO VIEW MATERIALS & VOTE

PETCO HEALTH AND WELLNESS COMPANY, INC. 10850 VIA FRONTERA SAN DIEGO, CA 92127	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on July 20, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WOOF2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on July 20, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D54706-P52912 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PETCO HEALTH AND WELLNESS COMPANY, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Company Proposals The Board of Directors recommends you vote FOR all of the following director nominees:	☐	☐	☐
1. Election of Directors
Nominees
01) Ronald Coughlin, Jr. 02) Maximilian Biagosch 03) Cameron Breitner 04) Sabrina Simmons
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.						☐	☐	☐
The Board of Directors recommends you vote for 1 YEAR on the following proposal:					1 Year	2 Years	3 Years	Abstain
3. To approve, on a non-binding, advisory basis, the frequency of future non-binding advisory votes to approve the compensation of the Company’s named executive officers.					☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022.						☐	☐	☐
NOTE:Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and 2021 Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

We will be conducting our 2021 Annual Meeting of Stockholders virtually at www.virtualshareholdermeeting.com/WOOF2021.

D54707-P52912

PETCO HEALTH AND WELLNESS COMPANY, INC.

Annual Meeting of Stockholders

July 21, 2021 12:00 PM Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ronald Coughlin, Jr., Michael Nuzzo and Ilene Eskenazi, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PETCO HEALTH AND WELLNESS COMPANY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 PM Pacific Time on July 21, 2021, via live audio webcast at www.virtualshareholdermeeting.com/WOOF2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Continued and to be signed on reverse side